UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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HARSCO CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2022

Annual Meeting of Stockholders and

Proxy Statement

Harsco Corporation

350 Poplar Church Road

Camp Hill, PA 17011 USA

350 Poplar Church Road

Camp Hill, PA 17011 USA

Invitation to Attend 2022 Annual Meeting of Stockholders

Wednesday, April 20, 2022

9:00 a.m., Eastern Time

Via Virtual Meeting Format

Dear Fellow Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”). Due to the ongoing public health impact of the Coronavirus outbreak (Covid-19), the Annual Meeting will again be held via virtual meeting format only via the Internet at https://meetnow.global/MDSMJHS on Wednesday, April 20, 2022, beginning at 9:00 a.m., Eastern Time. Stockholders and others will not be able to attend the Annual Meeting physically in person, however stockholders that follow the instructions set forth on the virtual meeting hosting site will be able to ask questions.

Information about the business to be conducted at the Annual Meeting, including a listing and discussion of the various matters on which you will be asked to act, can be found in the attached Notice of 2022 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important to us, and I encourage you to vote your shares whether or not you plan to virtually attend the Annual Meeting. There are several ways in which you can vote your shares, including via the Internet, by telephone, or by signing, dating and returning your Proxy Card. Specific information about each of these voting methods can be found in the Proxy Statement under the heading “Questions and Answers About the Company’s Annual Meeting.”

On behalf of my fellow members of the Board of Directors, I want to thank you in advance for voting and for your continued support of our Company.

Sincerely,

F. Nicholas Grasberger III

Chairman, President & Chief Executive Officer

March 10, 2022

i

Table of Contents (continued)

ii

Notice of 2022 Annual Meeting of Stockholders

Wednesday, April 20, 2022

9:00 a.m., Eastern Time

Via Virtual Meeting Format

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”) will be held on Wednesday, April 20, 2022, beginning at 9:00 a.m., Eastern Time via the Internet at https://meetnow.global/MDSMJHS. Stockholders and others will not be able to attend the Annual Meeting in person.

The purposes of the meeting are as follows:

1.	To elect the nine nominees named in the Proxy Statement to serve as Directors until the 2023 Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2022;

3.	To vote, on an advisory basis, to approve the compensation of the Company’s named executive officers; and

4.	To conduct such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of 2022 Annual Meeting of Stockholders describes each of these items in detail. In addition, the Proxy Statement contains other important information that you should read and consider before you vote.

The Board of Directors of the Company has fixed the close of business on February 22, 2022 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

The Company is furnishing proxy materials over the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many of the Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of 2022 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our Chairman & CEO. We believe this process allows us to provide our stockholders with the information they need while lowering the costs of printing and distributing proxy materials. Stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Your vote is very important to us and we encourage you to vote your shares as soon as possible even if you plan to attend the Annual Meeting via the Internet. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your Proxy Card can be found in the enclosed Proxy Statement.

By order of the Board of Directors,

Russell C. Hochman

Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary

March 10, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 20, 2022. The Notice of 2022 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our Chairman & CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), or by calling toll-free (866) 641-4276.

Proxy Summary

2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, April 20, 2022 9:00 a.m., Eastern Time

Record Date:	February 22, 2022

Entry Details:	In light of the ongoing public health impact of the Coronavirus outbreak (Covid-19), the Annual Meeting will again be held in a virtual meeting format only via the Internet at https://meetnow.global/MDSMJHS. Stockholders and others will not be able to attend the Annual Meeting physically in person.

Stockholders as of the record date who have a control number may attend the Annual Meeting via the Internet as a “Shareholder” and may vote during, and participate in, the Annual Meeting by following the instructions available on the meeting website during the meeting. For registered stockholders, their control number can be found on their proxy card or notice, or email they previously received.

Stockholders who hold shares through a bank, broker or other nominee must obtain a legal proxy from their bank, broker or other nominee and register in advance to be able to attend the Annual Meeting as a “Shareholder” and vote during, and participate in, the Annual Meeting. To register, such stockholders must submit to Computershare by email (legalproxy@computershare.com) proof of their legal proxy reflecting their Company share holdings (in the form of an image of their legal proxy), along with their name and email address. Registration emails must be labeled “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on April 14, 2022. Stockholders as of the record date who hold shares through a bank, broker or other nominee and properly register will receive an email from Computershare confirming their registration together with a control number.

Stockholders and other interested parties who do not have a control number may attend the Annual Meeting via the Internet as a “Guest” but will not have the option to vote or ask questions during the meeting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter	Board Vote Recommendation	Page Number with More Information
Proposal No. 1: Election of Directors	FOR each nominee	15
Proposal No. 2: Ratification of Appointment of Independent Auditors	FOR	34
Proposal No. 3: Vote, on an Advisory Basis, to Approve Named Executive Officer Compensation	FOR	84

This Proxy Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you may wish to consider prior to voting. Please review the complete Proxy Statement and the Company’s Annual Report on Form 10-K for additional information.

OUR DIRECTOR NOMINEES

You have the opportunity to vote on the election of the following nine nominees for Director. Additional information regarding each Director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors can be found in the section entitled “Nominees for Director.”

Name	Age	Years on Board	Position	Independent	Committee Memberships*#
James F. Earl	65	10	Retired Executive Vice President of GATX Corporation	Yes	Audit Governance
Kathy G. Eddy	71	18	Founding Partner of McDonough, Eddy, Parsons & Baylous, AC	Yes	Audit MD&C
David C. Everitt	69	12	Independent Lead Director of the Company Former Co-Leader of Deere & Co.’s Agriculture and Turf Division	Yes	MD&C Governance
F. Nicholas Grasberger III	58	8	Chairman, President & CEO of the Company	No	None
Carolann I. Haznedar	62	3	Retired Senior Vice President Americas, DuPont Performance Materials	Yes	Audit Governance+
Mario Longhi	67	4	Retired President & Chief Executive Officer of United States Steel Corporation	Yes	Audit MD&C
John S. Quinn	63	1	Retired CEO and Managing Director of LKQ Europe	Yes	Audit MD&C
Edgar (Ed) M. Purvis, Jr.	64	4	Retired Executive Vice President and Chief Operating Officer of Emerson Electric Co.	Yes	MD&C+ Governance
Phillip C. Widman	67	8	Retired Senior Vice President and Chief Financial Officer of Terex Corporation	Yes	Audit+ Governance

*	Audit = Audit Committee
MD&C = Management Development and Compensation Committee
Governance = Governance Committee
#	Reflects Committee Memberships as of March 1, 2022
+	Indicates Committee Chair as of March 1, 2022

GOVERNANCE HIGHLIGHTS

Board Composition

Corporate Governance

•	3 fully independent Board committees

•	Executive session of independent Directors held at each regularly-scheduled Board meeting

•	Declassified Board – all Directors elected annually

•	By-laws provide a resignation requirement if a Director does not receive majority approval in uncontested election (subject to acceptance by Board)

•	Restated Certificate of Incorporation provides for majority voting in uncontested elections of Directors

•	Formal policy on Board diversity

•	Mandatory retirement age of 72

•	Annual Board and committee self-assessments

•	Bi-annual evaluation of individual Director performance

•	Corporate Governance Principles limit Director membership on other public company boards

•	Strong clawback and anti-hedging policies

•	Significant share ownership requirements for Directors and senior executives

•	Active role in risk oversight, including committee oversight of Environmental Social & Governance (“ESG”) and cybersecurity matters

•	Annual advisory vote to approve named executive officer compensation

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program is designed to provide competitive pay based on Company performance, attract, retain and motivate our senior leaders, align the interests of executives with those of our stockholders, and drive long-term stockholder value. To achieve these objectives, our program includes the following key features:

We Pay for Performance

by aligning our total compensation with business strategies to reward executives who achieve or exceed applicable Company, performance business unit goals.

•	At target performance levels, 2021 variable compensation represented approximately eighty-two percent (82%) of our Chairman, President & Chief Executive Officer’s (“CEO”) total compensation and, on average, approximately sixty-eight percent (68%) of total compensation for our other named executive officers (“NEOs”).

•	Payouts under our 2021 annual incentive plan were one hundred percent (100%) performance based for all NEOs and payouts varied based upon performance achievement.

•	Fifty percent (50%) of the equity awards granted to our CEO and one third of the equity awards granted to our other NEOs in 2021 were in the form of Performance Share Units (“PSUs”), which may be earned based on achievement of pre-determined performance goals.

We Pay Competitively

by setting total target compensation at the median of our defined market for talent.

•	We regularly review and, as appropriate, make changes to our compensation peer group to ensure it is representative of our market for talent, our business portfolio and our global footprint.
•	We provide competitive benefits to attract and retain our NEOs.

We Align Our Compensation Programs with Stockholder Interests by providing a significant amount of each NEO’s compensation opportunity in the form of equity and requiring NEO stock ownership.

•	Our 2021 long-term incentive plan was comprised entirely of equity-based vehicles (Restricted Stock Units (“RSUs”), Stock Appreciation Rights (“SARs”) and Performance Share Units).

•	Stock ownership requirements for our current NEOs ranged from three times salary for NEOs other than our CEO to six times salary for our CEO.

We Employ Sound Compensation Governance

by including practices and policies that are consistent with market practices, supportive of our business structure and aligned with stockholders’ expectations.

•	We follow a number of compensation guidelines and policies implemented to manage our programs in a prudent and risk averse manner.

NEO Total Target Compensation for 2021

Compensation Element	% of Total (CEO)	% of Total (Avg. for All Other NEOs)	Description	Cash	Equity

Base Salary	18	32	Annual stable source of income	Yes

Annual Incentive (AIP Award)	20	23	Variable, performance-based annual cash payment	Yes

Long-Term Incentive (LTIP Awards)	62	45	Variable, time and performance-based annual equity award grants with three-year vesting		Yes

Proxy Statement

This Proxy Statement and the accompanying form of proxy are first being sent to the stockholders on or about March 10, 2022, and are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Harsco Corporation (the “Company,” “Harsco,” “we” or “us”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held in a virtual meeting format only via the Internet at https://meetnow.global/MDSMJHS on Wednesday, April 20, 2022, beginning at 9:00 a.m., Eastern Time.

Stockholders and others may not attend the Annual Meeting in person. Stockholders as of the record date who have a control number may attend the Annual Meeting via the Internet as a “Shareholder” and may vote during, and participate in, the Annual Meeting by following the instructions available on the meeting website during the meeting. For registered stockholders, their control number can be found on their proxy card or notice, or email they previously received.

Stockholders who hold shares through a bank, broker or other nominee must obtain a legal proxy from their bank, broker or other nominee and register in advance to be able to attend the Annual Meeting as a “Shareholder” and vote during, and participate in, the Annual Meeting. To register, such stockholders must submit to Computershare by email (legalproxy@computershare.com) proof of their legal proxy reflecting their Company share holdings (in the form of an image of their legal proxy), along with their name and email address. Registration emails must be labeled “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on April 14, 2022. Stockholders as of the record date who hold shares through a bank, broker or other nominee and properly register will receive an email from Computershare confirming their registration together with a control number.

Stockholders and other interested parties who do not have a control number may attend the Annual Meeting via the Internet as a “Guest” but will not have the option to vote or ask questions during the meeting.

The Notice of 2022 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our Chairman & CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), or by calling toll-free (866) 641-4276.

Questions and Answers about the Company’s Annual Meeting

Q:	Why are you holding the Annual Meeting virtually this year?

A:

Due to the ongoing public health impact of the coronavirus outbreak (Covid-19), and out of an abundance of caution to support the health and well-being of our directors, officers, employees and stockholders, the Company has decided to hold the Annual Meeting in virtual meeting format only again this year. In addition, due to continued changes in local requirements due to the recent increase in transmission as a result of the Omicron variant together with potential additional variants between now and the Annual Meeting, it is difficult to predict at this time what state or city requirements will be in place during the Annual Meeting in order to fully inform stockholders on steps required to be taken in order to attend any live public meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:

You can vote if, as of the close of business on February 22, 2022 (the “Record Date”), you were a stockholder of record of the Company’s common stock (“Common Stock”). As of the Record Date, there were 79,225,394 shares of our Common Stock outstanding. Stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on each matter presented for voting at the Annual Meeting. There are no cumulative voting rights.

Q:	How do I vote my shares by proxy?

A:	Most stockholders can vote their shares by proxy in three ways:

•	By Internet – You can vote via the Internet by going to www.envisionreports.com/hsc and following the instructions outlined on that website;

•	By Telephone – In the United States and Canada, you can vote telephonically by calling (800) 652-8683 (toll free) and following the instructions provided by the recorded message; or

•

By Mail – If you received a paper copy of the proxy materials, you can vote by mail by filling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card. If you wish to vote by mail but received a Notice of Internet Availability of Proxy Materials in lieu of a paper copy of the proxy materials, you may contact our Corporate Communications Department by calling (717) 763-7064 to request that a full packet of proxy materials be sent to your home address. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 8, 2022.

Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of voting by proxy?

A:

Stockholders as of the record date who have a control number may attend the Annual Meeting via the Internet as a “Shareholder” and may vote during, and participate in, the Annual Meeting by following the instructions available on the meeting website during the meeting. For registered stockholders, their control number can be found on their proxy card or notice, or email they previously received.

Stockholders who hold shares through a bank, broker or other nominee must obtain a legal proxy from their bank, broker or other nominee and register in advance to be able to attend the Annual Meeting as a “Shareholder” and vote during, and participate in, the Annual Meeting. To register, such stockholders must submit to Computershare by email (legalproxy@computershare.com) proof of their legal proxy reflecting their Company share holdings (in the form of an image of their legal proxy), along with their name and email address. Registration emails must be labeled “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on April 14, 2022. Stockholders as of the record date who hold shares through a bank, broker or other nominee and properly register will receive an email from Computershare confirming their registration together with a control number.

Stockholders and other interested parties who do not have a control number may attend the Annual Meeting via the Internet as a “Guest” but will not have the option to vote or ask questions during the meeting.

We encourage you to vote your shares via the Internet, by telephone or by mail prior to the Annual Meeting.

Q:	Can I change or revoke my proxy?

A:

Yes. You may change or revoke your proxy by Internet, telephone or mail prior to 11:59 p.m. Eastern Time on Tuesday, April 19, 2022. You may also change or revoke your proxy by attending the Annual Meeting and voting in person in connection with attending the Annual Meeting via the Internet as described above. If you hold your shares through a bank, broker or other nominee, only that bank, broker or nominee can revoke your proxy on your behalf.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you received from your broker. If you do not provide voting instructions to your broker, whether your shares can be voted by your broker depends on the proposal being considered. Under the rules of the New York Stock Exchange (“NYSE”), if your broker does not receive voting instructions from you, the broker is entitled to vote your shares on all “routine” proposals being considered, including the ratification of our auditors (Proposal No. 2). Brokers are not entitled to vote your shares with respect to the election of Directors or the advisory vote on the compensation of the Company’s named executive officers (Proposal Nos. 1 and 3) without your instructions. This is referred to as a broker “non-vote.”

Q:	What if I hold my shares through the Harsco Corporation Savings Plan or the Harsco Retirement Savings & Investment Plan?

A:

If you are a participant in the Harsco Corporation Savings Plan and/or the Harsco Retirement Savings & Investment Plan, you can instruct the Trustee of those plans how to vote the shares of Common Stock that are allocated to your account, if any, by going to www.investorvote.com and following the instructions outlined in that website or by calling (800) 652-8683 (toll free) and following the instructions provided by the recorded message. You may also fill out the enclosed voting instruction card and return it pursuant to the instructions set forth on the card.

If you do not instruct the Trustee how to vote your shares, the Trustee will vote them in the same proportion as those shares for which the Trustee did receive voting instructions.

Q:	How many shares must be present to conduct the Annual Meeting?

A:

To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present at the meeting, either in person or by proxy. A quorum consists of a majority of the issued and outstanding shares of our Common Stock as of the Record Date.

Q:	What vote is required to pass each of the proposals at the Annual Meeting?

A:	Assuming that a quorum is present:

Proposal No. 1: Election of Directors – nominees for the Board of Directors will be elected if more votes are cast in favor of a nominee then are cast against such nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Proposal No. 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Auditors – the affirmative vote of the holders of at least a majority of the shares present at the Annual Meeting, in person or by proxy, is required.

Proposal No. 3: Vote, on an Advisory Basis, to Approve the Compensation of the Company’s Named Executive Officers – the affirmative vote of the holders of at least a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote is required.

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on each particular proposal. This occurs when a stockholder withholds a vote or abstains from voting on a proposal, or in the event of a broker non-vote. In accordance with Delaware law and our Restated Certificate of Incorporation and by-laws, broker non-votes will not be treated as votes cast with respect to the election of Directors (Proposal No. 1) and therefore will not affect the outcome of Director elections. With respect to the advisory vote to approve the compensation of our named executive officers (Proposal No. 3), abstentions will have the effect of negative votes, but broker non-votes will not have any effect. With respect to the ratification of our auditors (Proposal No. 2), abstentions will have the effect of negative votes.

Q:	What happens if a nominee for Director does not receive majority approval?

A:

Our Restated Certificate of Incorporation provides that, in an uncontested election (that is, an election where the number of Director nominees does not exceed the number of Directors to be elected), each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. In addition, our by-laws provide that if a nominee does not receive more “for” votes than votes “withheld” for his or her election, the Director must tender his or her resignation to the Board for consideration. The Governance Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2023 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Q:	Who counts the votes and how will my shares be voted if I return a proxy but do not submit instructions regarding how to vote on a particular matter?

A:	Stockholder votes will be tabulated by an independent inspector of election for the Annual Meeting.

The individuals appointed by the Board to serve as proxies for the Annual Meeting will vote your shares in accordance with the instructions you provide on your proxy card or through your Internet or telephonic vote. If you submit a proxy but do not indicate how your shares should be voted on a particular matter, your shares will be voted as follows:

•	FOR the election as Directors of each of the nine nominees of the Board;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2022; and

•	FOR the approval, on an advisory basis, of our named executive officer compensation.

Q:	How are proxies solicited and what is the cost?

A:

We pay the cost of soliciting proxies for the meeting. In addition to solicitation by mail, our employees may solicit proxies personally or by telephone or facsimile, but they will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy materials to their principals and we may reimburse them for their expenses. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost that is not expected to exceed $15,000 plus reasonable out-of-pocket expenses.

The Board of Directors

General Oversight

The Board has general oversight responsibility for the Company’s affairs. Although the Board does not have responsibility for day-to-day management of the Company, Board members stay informed about the Company’s business through regular meetings, site visits and other periodic interactions with management. The Board is deeply involved in the strategic planning process for the Company and each of its business divisions. The Board also plays an important oversight role in the Company’s risk management, leadership development and succession planning processes.

Composition

The Board is currently comprised of nine Directors, eight of whom qualify as independent. In accordance with the Board’s Corporate Governance Principles and applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”), the independent Directors regularly meet in executive session. These meetings allow the independent Directors to discuss important issues, including the business and affairs of the Company as well as matters concerning management, without any member of management present. During the 2021 fiscal year, the independent Directors held eight meetings.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its stockholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and CEO. This approach allows the Board to elect the most qualified Director as Chairman of the Board while also maintaining the ability to separate the Chairman of the Board and CEO roles when necessary or appropriate.

In 2018 the Board elected F. Nicholas Grasberger III, our President & CEO, as Chairman of the Board. In addition, the Board elected David C. Everitt as independent Lead Director of the Board. When the Board appointed Mr. Everitt as the Lead Director, the Board reviewed the Lead Director’s role and responsibilities to ensure responsible oversight, including taking into account feedback received from existing investors.

As Lead Director, Mr. Everitt has the following responsibilities, which are set forth in the Company’s Corporate Governance Principles:

•	Establishing the agenda for the executive sessions of the independent Directors;

•	Calling meetings of the independent Directors, in addition to the executive sessions of independent Directors held after each Board meeting;

•	Chairing the executive sessions and other meetings of the independent Directors;

•	Communicating the result of meetings of the independent Directors to the Chairman and other members of management, as appropriate;

•	Regularly consulting with the Chairman;

•	Discussing the schedule and agenda for the Board meetings with the Chairman;

•	Approving the meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Presiding at Board meetings in the absence of the Chairman;

•	Reviewing information that is sent to the Board and all critical communications to the Board; and

•	Being available for consultation and direct communication at the request of major stockholders.

Finally, the Board has established three standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Management Development and Compensation Committee (the “MD&C Committee”); and (3) the Governance Committee. Each of the Audit Committee, MD&C Committee and Governance Committee is comprised entirely of independent Directors.

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating certain risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role of Risk Oversight
Board

• Regularly reviews the strategic plans of the Company and each of its business divisions, including risks associated therewith

• Reviews enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks

• Annual briefing by the Chief Information Officer on information security matters

• Regularly reviews the Company’s insurance policies, which includes cyber insurance

• Conducts annual succession plan reviews to ensure the Company maintains appropriate succession plans for its senior officers

Audit Committee

• Oversees compliance with legal and regulatory requirements and the Company’s Code of Conduct

• Oversees financial risks, including risks relating to key accounting policies

• Oversees the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks

• Reviews internal controls with the Principal Financial Officer, Principal Accounting Officer and internal auditors

• Reviews information security matters quarterly with the Chief Information Officer

• Meets regularly, including executive sessions, with representatives of the independent auditors

MD&C Committee

• Oversees risks relating to the Company’s compensation programs*

• Oversees risks relating to the Company’s equity programs*

• Oversees the process for conducting annual risk assessments of the Company’s compensation policies and practices*

• Employs an independent compensation consultant to assist in reviewing compensation programs, including the potential risks created by the programs*

• Oversees the Company’s executive management succession planning program

• Oversees diversity and inclusion process

Governance Committee

• Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes

• Oversees the Company’s ESG strategy

• Evaluates related person transactions

• Oversees compliance with key corporate governance documents, including the Corporate Governance Principles and the Insider Trading Policy

• Oversees the delegation of risks identified in the ERM framework to the Board and its committees

• Oversees the Company’s chief executive officer assessment, development and succession planning process and provide input on assessment to MD&C for compensation decisions

*Further detail regarding the MD&C Committee’s review of compensation-related risks can be found under the heading “Compensation Policies and Practices as They Relate to Risk Management” in this Proxy Statement.

The decision to administer the Board’s oversight responsibilities in this manner has a key effect on the Board’s leadership and committee structure, described in more detail above.

Oversight of Cybersecurity Risks

As part of the Board’s role in overseeing the Company’s risk management process, the Board and its Audit Committee devote time and attention to cybersecurity and information management risks. The Chief Information Officer reports to the Audit Committee quarterly, and the full Board at least once a year, on cybersecurity matters and related risk exposures. Included in these reports are the results of the Company’s continuous security awareness training and anti-phishing scenarios, as well as the status of the Company’s goal of becoming compliant with the NIST800 framework by the end of 2022. In addition, management regularly reports on the Company’s insurance policies to the full Board, which includes the Company’s $10 million cyber insurance policy.

Environmental, Social and Governance Oversight

As noted above, the Board has charged the Governance Committee with oversight responsibility of the Company’s ESG strategy. The Governance Committee receives quarterly reports from management on the Company’s environmental and sustainability activities and risks, including risks related to climate change, and key performance indicators the Company uses to track performance. The Governance Committee provides regular updates to the Board on the Company’s environmental initiatives.

The MD&C Committee assists the Board in discharging its oversight responsibilities for the Company’s human capital management matters, including overseeing the Company’s diversity and inclusion process and initiatives. Management provides quarterly updates to the MD&C Committee on these areas and initiatives.

The full Board receives quarterly updates from both the Governance Committee and the MD&C Committee on environmental and human capital management matters and initiatives discussed within the respective committees, and also receives regular updates from management on both topics.

The Company also voluntarily discloses key ESG matters and metrics both on its website and in its annual Environmental, Social and Governance Report. The Company’s most recent Environmental, Social and Governance Report, published in May 2021, is available on its website at www.harsco.com/sustainability. Unless specifically stated herein, documents and information on the Company’s website are not incorporated by reference in this proxy statement.

Experience, Skills and Qualifications

The Governance Committee works with the full Board to determine the appropriate characteristics, skills and experiences for the Board as a whole as well as its individual members. While the Governance Committee has not established minimum criteria for Director candidates, it has established important factors that it considers when evaluating potential candidates. These factors are set forth in the Board’s Corporate Governance Principles and include integrity and strength of character, mature judgment, strategic thinking, demonstrated leadership skills, relevant business experience, experience with international business issues and risk, public company experience, innovation, technology or information technology expertise, brand marketing experience, availability, career specialization, relevant technical skills, time and willingness to perform duties as a Director, absence of conflicts of interest, diversity and the extent to which the candidate would fill a present need on the Board. In addition, as explained in more detail below in the section entitled “Diversity,” the Board is committed to a policy of inclusiveness that requires all new Board nominees to be drawn from a pool that includes diverse candidates, with a commitment to seeking out highly qualified women and minority candidates.

In addition to evaluating new Director candidates, the Governance Committee regularly assesses the composition of the Board in order to ensure it reflects an appropriate balance of knowledge, skills, expertise, diversity and independence. As part of this assessment, each Director is asked to identify and assess the particular experiences, skills and other attributes that qualify him or her to serve as a member of the Board. Based on the most recent assessment of the Board’s composition completed in February 2022, the Governance Committee and the Board have determined that, in light of the Company’s current business structure and strategies, the Board has an appropriate mix of Director experiences, skills, qualifications and backgrounds.

Set forth below is a general description of the types of experiences and skills the Governance Committee and the Board believe to be particularly relevant to the Company at this time:

Leadership Experience

Directors who have demonstrated significant leadership experience over an extended period of time, especially current and former executive officers, provide the Company with valuable insights that can only be gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities facing senior management and the role Directors play in overseeing the affairs of large organizations. Eight of the nine nominees are current or former executive officers.

International Experience

Given the Company’s global footprint and current focus on growing its presence in emerging markets, Directors with experience in markets outside the United States are critical to the Company’s long-term success.

Innovation and Technology Experience

In light of the important role of innovation and technology to the Company’s businesses, Directors with innovation and technology experience add significant value to the Board.

Brand Marketing Experience

Directors with a proven track record for marketing and growing global brands bring valuable skills that can have a positive impact on the Company’s operational results, especially as it looks to leverage its brand to expand into new markets and territories.

Financial Experience

Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to large, multi-national businesses, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and Directors with financial expertise help to provide effective oversight of the Company’s financial measures and processes.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each Director candidate to serve as a member of the Board is included in his or her biography.

Diversity

The Board believes that diversity is one of many important considerations in board composition. To ensure the Board is comprised of members with an appropriate mix of characteristics, skills, experiences and backgrounds, the Board has adopted a Board diversity policy, which is set forth in the Board’s Corporate Governance Principles as well as the Governance Committee’s written charter. Pursuant to the diversity policy, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes and ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Currently, the Board includes two female directors and one director who self-identifies as Latin American (M. Longhi).

As noted above, the Governance Committee evaluates the current composition of the Board from time to time to ensure that the Directors reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Governance Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating potential Director candidates.

The Board and the Governance Committee believe that the Company’s current Directors, as a group, reflect the diverse mix of skills, experiences, backgrounds and opinions necessary to foster an effective decision-making environment and promote the Company’s culture across the globe. Each of the Company’s current Directors has significant experience working in international environments (including Directors who have lived and worked outside the United States for significant portions of their careers), and Board member experiences cover a wide range of industries.

Service on Other Boards

The Company’s Corporate Governance Principles provides limitations and requirements for Directors’ service on other boards of directors. Independent Directors who are members of the Audit Committee may serve on audit committees of no more than three public companies, including the Board. Non-Executive Directors may serve on the boards of directors of no more than four public companies, including the Board. The Company’s Corporate Governance Principles provide for the Board to make an exception on a case-by-case basis; however, no exceptions have been made for existing Directors. The Governance Committee reviews annually each Director’s time commitments to other companies in determining whether each Director should be nominated to the Board at an upcoming Annual Meeting.

In addition, in the event a Director is invited to serve on another for-profit company’s board of directors, such Director must provide advance notice to the Chairman of the Board and the Chair of the Governance Committee, and the Board must approve the additional time commitment on such Director before the Director may accept the invitation. In considering such approval, the Board takes into consideration the extent to which a Director’s ability to adequately fulfill his or her responsibilities to the Company and the Board may be impaired by service on other boards or committees.

Proposal 1: Election of Directors

The first proposal to be voted on at the Annual Meeting is the election of nine Directors, each of whom has been recommended for election by the Board. If elected, the Directors will hold office until the next annual meeting of stockholders or until their successors are elected and qualified, subject to the Board’s resignation requirement (as described in more detail below).

The Board recommends that stockholders vote “FOR” the election of each of the following nominees:

•	J. F. Earl,

•	K. G. Eddy,

•	D. C. Everitt,

•	F. N. Grasberger III,

•	C. I. Haznedar,

•	M. Longhi,

•	E. M. Purvis, Jr.,

•	J. S. Quinn, and

•	P. C. Widman.

As discussed above, under the Company’s Restated Certificate of Incorporation, in any uncontested election, each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. This is known as a “majority voting standard.” If any Director nominee fails to receive more “for” votes than votes “against” for his or her election, then such Director will be required by the Company’s by-laws to tender his or her resignation to the Board for consideration. The Governance Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results. In the event the Board determines not to accept the Director’s resignation, the Board will also disclose the reasons such resignation was rejected. The Director who tendered his or her resignation will not participate in the Governance Committee’s recommendation or the Board’s decision. If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2023 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Nominees for Director

All of the following Directors have been recommended for election by the Governance Committee, and the Board has approved all such recommendations. Each of the following nominees for Director has accepted the nomination and has agreed to serve as a Director if elected by the Company’s stockholders.

The information set forth below states the name of each nominee for Director standing for re-election, his or her age (as of March 1, 2022), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held, the nominee’s specific experience, qualifications, attributes or skills that qualify him or her to serve as a Director and the committees of the Board on which the individual serves.

Nominees for Election as Directors with Terms Expiring in 2023

James F. Earl

Director since 2012, Age 65

Retired Executive Vice President of GATX Corporation (“GATX”) (one of the world’s leading railcar and locomotive leasing companies). Mr. Earl served as an executive with GATX since 1988 and was most recently Executive Vice President of GATX from 2006 until his retirement on March 1, 2018 and President of the GATX Rail International business segment and CEO of American Steamship Company (a division of GATX) from 2012 until his retirement on March 1, 2018. Prior to GATX, Mr. Earl held management positions with two railroad companies, Soo Line Railroad and Southern Pacific Transportation Company. He is a past recipient of the Norman W. Seip Award for Industry Excellence in the rail finance industry. Mr. Earl serves on the board of directors of Textainer Group Holdings Ltd., where he is a member of the Audit Committee and Compensation Committee.

With several decades of senior management experience in the rail industry, Mr. Earl contributes to the Board a sophisticated and informed perspective on one of the Company’s major business units. Furthermore, as the retired President of the GATX Rail International business segment, Mr. Earl has gained substantial international business experience, which enhances his contributions to the Board.

Committee Memberships: Audit, Governance

Kathy G. Eddy

Director since 2004, Age 71

Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”) between 2000 and 2001. Current member of the AICPA Governing Council. Member of the Board of Directors, Executive Committee and Chairman of the Audit Committee of West Virginia United Health System, Inc. since 2011.

Ms. Eddy brings substantial financial accounting and consulting experience to our Board, having served as a certified public accountant for over 30 years. She is a past recipient of the AICPA gold medal for distinguished service, and she continues to serve the AICPA as a member of the Governing Council. Ms. Eddy also gained significant leadership experience while serving as Chairman of the West Virginia Jobs Investment Trust Board from 1993 to 1997. In addition, Ms. Eddy served as Chairman of the Board of Directors of Camden Clark Memorial Hospital in Parkersburg, West Virginia from 1997 to 2000, and she continues to serve on Camden Clark’s Board of Directors and on its Executive Committee. Ms. Eddy’s extensive accounting career, her long tenure as a member of the Company’s Board and Audit Committee (where she served as Chairman from 2007 to 2010), her service from 2013 to 2020 as Chair of the Governance Committee, and her previous service as Lead Director, as well as her demonstrated leadership skills, make her an integral part of our Board.

Committee Memberships: Audit, MD&C

Nominees for Election as Directors with Terms Expiring in 2023 - Contd...

David C. Everitt

Director since 2010, Age 69

Independent Lead Director of the Company since October 22, 2018. Former Non-Executive Chairman of the Company from August 1, 2014 to October 22, 2018. Interim President & CEO of the Company from February 28, 2014 to July 30, 2014. Former Co-Leader of the Agriculture and Turf division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment), the company’s largest operating group. Mr. Everitt served as President – North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products from 2009 until his retirement from Deere & Company in September 2012. Prior to that, he had served as President, Agricultural Division – North America, Australia, Asia and Global Tractor and Implement Sourcing since January 2006. Mr. Everitt is a member of the Board of Directors of Allison Transmission, where he serves on the Nominating and Corporate Governance Committee and the Finance Committee, Brunswick Corporation, where he serves on the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee. Mr. Everitt previously served on the Board of Directors of Agrium, Inc. until its merger with Potash Corporation, as well as Nutrien Ltd., the successor to such merger, retiring in August 2020. In March 2021, Mr. Everitt joined Corteva, Inc., where he serves on the Nominating and Governance Committee and Sustainability, Safety and Innovation Committee.

Mr. Everitt’s service both as former Non-Executive Chairman and as former Interim President & CEO of the Company provides him with comprehensive knowledge of the various segments of our business and of the critical internal and external challenges facing the Company and the industries in which it operates. His leadership within the Company, as well as his senior leadership roles across various Deere & Company entities, combined with his engineering experience and global expertise, make him a valuable Board contributor.

Committee Memberships: MD&C, Governance

F. Nicholas Grasberger III

Director since 2014, Age 58

Chairman, President and Chief Executive Officer since October 22, 2018. President and Chief Executive Officer from August 1, 2014 to October 22, 2018. Mr. Grasberger served as Senior Vice President and Chief Financial Officer from April 2013 to November 2014, and as President and Chief Operating Officer from April 2014 to August 2014. Prior to joining Harsco in 2013, Mr. Grasberger served as the Managing Director of the multinational Precision Polymers division of Fenner Plc from March 2011 to April 2013. From April 2009 to November 2009 he served as Executive Vice President and Chief Executive Officer of Armstrong Building Products. From January 2005 to March 2009 he served as Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc. Prior to his employment with Armstrong, Mr. Grasberger served as Vice President and Chief Financial Officer of Kennametal Inc. and before that as Corporate Treasurer and Director of the corporate planning process at H.J. Heinz Company. He started his career with USX Corporation. In June 2019, Mr. Grasberger joined the board of directors of Louisiana-Pacific Corporation, where he serves as Chair of the Finance and Audit Committee, and on the Governance and Corporate Responsibility Committee.

Mr. Grasberger’s day-to-day leadership of Harsco Corporation provides an invaluable contribution to the Company’s Board of Directors. From his previous executive positions with other large public companies serving in accounting, financial and operational roles, Mr. Grasberger brings leadership, vision and extensive business operating, financing and global experience to the Company.

Committee Memberships: None

Nominees for Election as Directors with Terms Expiring in 2023 - Contd...

Carolann I. Haznedar

Director since 2018, Age 62

Retired Senior Vice President Americas, DuPont Performance Materials. Ms. Haznedar held various positions with E.I. du Pont de Nemours and Company from August 1981 until June 2016. Most recently, she served as Senior Vice President Americas, DuPont Performance Materials from September 2015 until June 2016, Senior Vice President Americas, Packaging & Industrial Polymers from October 2011 until September 2015, and Senior Vice President Global, Packaging & Industrial Polymers from July 2008 until October 2011. Prior to E.I. du Pont de Nemours and Company, Ms. Haznedar worked for Edo Aire Corporation. Ms. Haznedar is currently a director of Allison Transmission, where she serves on the Audit Committee and the Nominating and Corporate Governance Committee, and as the Chair of the Finance Committee.

Ms. Haznedar’s career at E.I. du Pont de Nemours included responsibility for their multi-billion dollar global packaging and industrial polymers business. Other global businesses she led include Engineering Polymers focused in the automotive industry, Kevlar® Life Protection, and Elastomers serving industrial markets. She started at DuPont in manufacturing at one of their largest plants. Ms. Haznedar brings strong operational excellence and business leadership to our Board. In addition, her experience in driving growth and innovation, and her deep global experience with lean organizations, identifying and developing talent, combined with her outstanding record of achieving significant profitable growth is a benefit to our Board.

Committee Memberships: Audit, Governance (Chair)

Mario Longhi

Director since 2017, Age 67

Retired President & Chief Executive Officer and former Director of United States Steel Corporation (“US Steel”). Mr. Longhi served as Chief Executive Officer of US Steel from September 2013 until his retirement in June 2017. From July 2012 until September 2013 Mr. Longhi served in various other senior management positions within US Steel. Prior to joining US Steel, Mr. Longhi spent six years at Gerdau Ameristeel Corporation, serving first as President from 2005 through 2006 and then additionally in the role of Chief Executive Officer from 2006 until 2011. Before Gerdau Ameristeel, Mr. Longhi spent 23 years at Alcoa, Inc., which he joined in 1982 as a construction superintendent for the company’s Alumar Refinery in his native Brazil. Mr. Longhi received a Bachelor’s degree in metallurgical engineering from the Institute Mauá de Tecnologica in São Paulo, Brazil in 1977. Mr. Longhi was named 2015 Steelmaker of the Year by the Association for Iron and Steel Technology and CEO of the Year at the 2015 Platts Global Metals Awards. He was also honored by American Metal Market in 2011 with an Award for Steel Excellence as Industry Ambassador/Advocate of the Year. In January 2017, Mr. Longhi was invited to participate in U.S. President Donald Trump’s Manufacturing Jobs Initiative. Mr. Longhi is currently a director of UGI Corporation where he serves on the Compensation and Management Development Committee.

Mr. Longhi’s career as one of the leading global steel industry executives brings a valuable addition to the Board. His experience serving as a CEO of multinational steel manufacturers not only adds considerable knowledge of our largest customer base to our Board, it also adds significant operational knowledge and in-depth understanding of our global business needs. Mr. Longhi also contributes operational leadership knowledge to the Board. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: Audit, MD&C

Nominees for Election as Directors with Terms Expiring in 2023 - Contd...

Edgar (Ed) M. Purvis, Jr.

Director since 2018, Age 64

Retired Executive Vice President and Chief Operating Officer of Emerson Electric Co. (Emerson). Mr. Purvis served as Executive Vice President and Chief Operating Officer at Emerson from January 2015 until his retirement in November 2017. Mr. Purvis served as Executive Vice President in the Emerson Climate Technologies division until 2015 when he became Chief Operating Officer of Emerson. Prior to working for Emerson, Mr. Purvis served in a number of senior management positions with Copeland Corporation from 1983 until it was acquired by Emerson in 1986. Mr. Purvis is a former member of the executive board of the Air-Conditioning, Heating and Refrigeration Institute, holds a bachelor’s degree in mechanical engineering from the University of Tennessee, a master’s degree in mechanical engineering from the University of Michigan – Dearborn, and a master’s degree in business administration from Capital University in Columbus, Ohio.

During Mr. Purvis’ career at Emerson he was responsible for Emerson’s day-to-day business activities, which included financial reviews, global procurement, logistics, information technology, product development and strategic planning. His experience brings to the Board valuable insight into the operational challenges for a global organization. In addition, Mr. Purvis brings strong business acumen and leadership skills to the Board.

Committee Memberships: MD&C (Chair), Governance

John S. Quinn

Director since 2021, Age 63

Mr. Quinn currently serves as executive strategic advisor for LKQ Corporation, a Fortune 500 company, the largest European distributor of aftermarket automotive parts. From 2015 – 2019, he served as CEO and Managing Director of LKQ Europe. Before that, Mr. Quinn served as Executive Vice President and CFO of LKQ Corporation from 2009 – 2015. Mr. Quinn worked for Casella Waste Industries as SVP, Treasurer and CFO from 2008 – 2009 and for Republic Waste Industries as SVP Finance from 2005 – 2009. From 2001 Mr. Quinn served in a variety of roles including CAO and SVP Finance at Allied Waste before the merger with Republic Waste Industries. Prior to joining Allied Waste, he held a number of positions with Waste Management International plc including CAO and Finance Director from 1997 to 2001. He also held a number of financial and operational roles with Waste Management Inc. subsidiaries in Canada from 1987 to 1997. Mr. Quinn was the Chairman of the Board of Directors of Mekonomen AB, a company publicly listed on the Stockholm Stock Exchange, from 2017 to 2021, serving on the Audit, Nomination and Remuneration Committees. Mr. Quinn is a retired CPA.

Mr. Quinn brings extensive operational experience in the waste and recycling industries to the Board. His knowledge of these industries provides valuable insights as the Company continues to grow and expand in these industries. In addition, his various finance and accounting roles, both as a retired CPA and in his former positions as chief financial officer and chief accounting officer, provides the Board with considerable financial expertise and insight.

Committee Memberships: MD&C, Audit

Nominees for Election as Directors with Terms Expiring in 2023 - Contd...

Phillip C. Widman

Director since 2014, Age 67

Retired Senior Vice President and CFO of Terex Corporation (a global manufacturer delivering customer-driven solutions for a wide range of commercial applications, including the construction, infrastructure, quarrying, mining, manufacturing, transportation, energy and utility industries). Mr. Widman held this position from 2002 until his retirement in March 2013. Prior to that, he served as Executive Vice President and CFO of Philip Services Corporation (an integrated environmental and industrial service corporation) from 1998 to 2001. Mr. Widman currently serves as a director of Sturm, Ruger & Company, Inc., where he also serves as Chairman of the Risk Committee, as a member of the Compensation Committee and as a member of the Capital Policy Committee; and Vectrus, Inc. where he serves on the Audit Committee and Compensation and Personnel Committee. He served as a member of the Board of Directors and Nominating and Governance Committee, and as Chairman of the Audit Committee, of Lubrizol Corporation from November 2008 until its acquisition by Berkshire Hathaway in September 2011.

Having served as a CFO for multiple businesses operating in the industrial services and manufacturing markets for more than 15 years, Mr. Widman adds considerable financial expertise, business management skills and operational knowledge to the Board. His membership on other public company boards further enhances his contribution to the Board.

Committee Memberships: Audit (Chair), Governance

Meetings and Committees of the Board

Meetings of the Board and Director Attendance at Annual Meeting

The Board held eight meetings during the fiscal year ended December 31, 2021. Each Director attended at least 75% of the aggregate number of Board and applicable committee meetings held during the period of 2021 for which he or she served as a Director.

It is our policy to request that all Board members attend annual stockholder meetings. However, we also recognize that personal attendance by all Directors is not always possible. All Directors that served on the Board at the time of the Annual Meeting of Stockholders in 2021 attended the Annual Meeting of Stockholders in 2021.

Committees of the Board

The Board has established standing Audit, Management Development and Compensation, and Governance committees. Membership in each of these committees, as of March 1, 2022, is shown in the following chart:

Audit	Management Development and Compensation	Governance

Phillip C. Widman (Chair)	Edgar M. Purvis, Jr. (Chair)	Carolann I. Haznedar (Chair)

James F. Earl	Kathy G. Eddy	James F. Earl

Kathy G. Eddy	David C. Everitt	David C. Everitt

Carolann I. Haznedar	Mario Longhi	Edgar M. Purvis, Jr.

Mario Longhi	John S. Quinn	Phillip C. Widman

John S. Quinn

All Directors listed above, including committee chairs, served on the respective committees listed above for the entire 2021 fiscal year, except as follows:

•	Audit Committee – Mr. Quinn was added on April 20, 2021

•	Management Development and Compensation Committee – Mr. Quinn was added on April 20, 2021

The table below identifies the number of meetings held by each committee in 2021, provides a brief description of the duties and responsibilities of each committee, and provides general information regarding the location of each committee’s charter:

Committee	Meetings	Duties & Responsibilities	General Information

Audit	5

•   Oversee financial reporting processes, including meeting with members of management, the external auditors and the internal auditors;

•   Review and approve audit and non-audit services including responsibility for approving the appointment, compensation, retention, and oversight of the work of the external auditors;

•   Review results of the annual audit;

•   Review adequacy of internal controls;

•   Discuss (with management and the independent auditors) the Company’s guidelines, policies and controls with respect to risk assessments and risk management;

•   Oversee the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks;

•   Oversee (in conjunction with the Governance Committee) the Company’s compliance program;

•   Maintain and oversee procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•   Review and discuss Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the Securities and Exchange Commission (the “SEC”); and

•   Review and discuss Quarterly Earnings Releases prior to their release.

•   Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Exchange Act Rule 10A-3

•   Copy of the Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/ corporate-governance

•   See “Report of the Audit Committee”

MD&C	6

•   Establish and review the Company’s overall executive compensation philosophy, structure and operation to ensure they do not encourage excessive risk taking;

•   Review and approve goals and objectives relevant to executive officer compensation and evaluate performance relative to established goals and objectives;

•   Evaluate and approve (or recommend that the Board approve) compensation grants to executive officers under annual and incentive compensation plans, including equity-based compensation, and other executive benefits of executive officers;

•   Review incentive compensation plans and equity- based compensation plans; and

•   Oversee and approve the executive officer assessment, development and succession planning process for the Company.

•   Established in accordance with Exchange Act Rule 10C-1

•   Copy of the MD&C Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/ corporate-governance

•   See “Compensation Committee Report”

Committee	Meetings	Duties & Responsibilities	General Information

Governance	5

•   Establish criteria for the selection of new Directors to serve on the Board;

•   Oversees the Company’s ESG strategy;

•   Identify individuals qualified as candidates to serve on the Board and recommend Director candidates for election to the Board;

•   Consider matters relating to the retirement of Board members, including term limits or age caps;

•   Review matters relating to Director and Director nominee independence;

•   Review and make recommendations to the Board regarding Board and committee size and composition;

•   Oversee the evaluation of the Board and each of its committees;

•   Make recommendations to the Board regarding non-employee Director compensation, including equity compensation;

•   Oversee the Company’s corporate governance program and Corporate Governance Principles;

•   Oversee (in conjunction with Audit Committee) the Company’s compliance program;

•   Oversee the delegation of risks identified in the ERM framework to the Board and its committees; and

•   Oversee the chief executive officer assessment, development and succession planning process and provide input on assessment to MD&C for compensation decisions.

•   Copy of the Governance Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/corporate- governance;

•   Additional details regarding the role of the Governance Committee can be found in the section entitled “Nominations of Directors.”

Corporate Governance

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for our Board’s operation and governance. The Governance Committee is responsible for overseeing and reviewing our Corporate Governance Principles at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.harsco.com/corporate-governance in the Corporate Governance section.

Code of Conduct

We have adopted a Code of Conduct applicable to our Directors, officers and employees worldwide. The Code of Conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our Code of Conduct is produced in over 20 languages. The Code of Conduct, including amendments thereto or waivers thereof granted to a Director or executive officer, if any, can be viewed on our website at www.harsco.com/corporate-governance in the Corporate Governance section.

Stockholder and Interested Party Communications with Directors

The Board has established a formal process for stockholders and interested parties to communicate directly with the Lead Director, the non-management Directors or with any individual member of the Board. Stockholders and interested parties may contact any member of the Board by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the Lead Director, can be contacted by e-mail at BoardofDirectors@harsco.com.

Director Independence

The Board has affirmatively determined that the following eight Directors are independent pursuant to the applicable independence requirements set forth in the NYSE Rules and by the SEC because they either have no relationship with the Company (other than as a Director and stockholder) or because any relationship they have with the Company is immaterial: Messrs. Earl, Everitt, Longhi, Purvis, Quinn and Widman and Ms. Eddy and Ms. Haznedar. In making these independence determinations, the Board, in consultation with the Governance Committee, reviewed the direct and indirect relationships between each Director and the Company and its subsidiaries, as well as the compensation and other payments each Director received from or made to the Company and its subsidiaries.

Nominations of Directors

The Governance Committee is responsible for overseeing the selection of qualified nominees to serve as members of the Board. Consistent with the Board diversity policy, in administering its oversight responsibilities, the Governance Committee is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Beyond those specific parameters, the Governance Committee has not adopted formal selection procedures, but instead utilizes general guidelines that allow it to adjust the selection process to best satisfy the objectives established for any Director search. The Governance Committee considers Director candidates recommended by any reasonable source, including current Directors, management and stockholders. In the case of Mr. Quinn, the Governance Committee engaged a search firm in 2021 to identify potential Director candidates.

Pursuant to its charter, the Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as Directors and to approve the fees and other retention terms of any such firms. The Governance Committee evaluates all Director candidates in the same manner, regardless of the source of the recommendation of such Director candidate. The Governance Committee will consider recommendations for Director candidates from stockholders if such recommendations are submitted in writing to:

Corporate Secretary

Harsco Corporation

350 Poplar Church Road, Camp Hill, PA 17011

Any such written recommendation from stockholders must set forth the following information:

•

The full legal name, address and telephone number of the stockholder recommending the Director candidate for consideration and whether that stockholder is acting on behalf of or in concert with other beneficial owners, and, if so, the same information with respect to them;

•

The number of shares held by the recommending stockholder as of a recent date and how long such shares have been held, or, if such shares are held in street name, reasonable evidence satisfactory to the Governance Committee of such stockholder’s ownership of such shares as of a recent date;

•	The full legal name, address and telephone number of the proposed nominee for Director;

•

A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation of proxies for election of Directors pursuant to the rules of the SEC, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our Directors;

•	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates);

•

Disclosure of any direct or indirect relationship between the proposed nominee and the Company, any of our employees or Directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates;

•

Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent meeting of our stockholders; and

•

A written, signed and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a Director, if so elected, and consenting to our undertaking of an investigation into his or her background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company, our Directors or management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Governance Committee to its consideration of such person as a potential Director candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2023 ANNUAL MEETING OF STOCKHOLDERS.”

There were no material changes to the procedures relating to stockholder nominations during 2021, and there have been no changes to date in 2022. The Governance Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential Director candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Governance Committee does not believe that any such requirements subject any stockholder or proposed nominee to any unreasonable burden. The Governance Committee and the Board reserve the right to change the above procedural requirements from time to time and/or to waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Governance Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

Non-Employee Director Compensation

The general policy of our Board is that compensation for non-employee Directors should be competitive with similarly situated companies and should be comprised of a mix of cash and equity. Our Governance Committee annually reviews market data regarding comparable director compensation programs. This data is prepared by management and the independent compensation consultant utilizing several broad board compensation studies completed within one year of the Governance Committee’s review.

The compensation structure for non-employee Directors for 2021 was as follows:

Compensation Element	Current Program Value

Annual Retainer:	$75,000

Lead Director Retainer (Annual):(1)	$35,000

Audit Committee Chair Retainer (Annual):(2)	$17,500

Audit Committee Member Retainer (Annual):	$10,000

MD&C Committee Chair Retainer (Annual):(2)	$17,500

MD&C Committee Member Retainer (Annual):	$10,000

Governance Committee Chair Retainer (Annual):(2)	$17,500

Governance Committee Member Retainer (Annual):	$10,000

Board and Committee Meeting Fee (Per Meeting):	(3)

Other Meetings (Per Meeting):	(3)

Telephonic Board Meeting Fee (Per Meeting):	(3)

Telephonic Committee Meeting Fee (Per Meeting):	(3)

Restricted Stock Unit Grant Value (Annual):	$125,000

Plan Participation:	Deferred Compensation Plan

(1)	The Lead Director retainer is paid in addition to the annual retainer.
(2)	Committee chair retainers are paid in lieu of, not in addition to, committee member retainers.
(3)

For each Board or applicable committee meeting held in a given year in excess of twice the number of regularly scheduled meetings established at the beginning of such year, the non-employee Directors will receive a per meeting fee equal to $1,500 (for in-person/telephonic Board meetings and in-person committee meetings) or $750 (for telephonic committee meetings).

In addition to the above listed compensation, Directors are reimbursed for reasonable travel expenses related to attendance at Board or committee meetings.

Our Board has instituted a stockholding requirement for Board members equal to five times the annual retainer. Board members have five years from the date they join the Board to comply with this requirement. Vested and unvested RSUs, as well as phantom shares acquired through deferral of Director fees (as described below), are included for purposes of determining compliance with Director stockholding requirements. On December 31, 2021, all of our non-employee Directors who had served for at least five years were in compliance with Director stockholding requirements.

Beginning in 2016, RSUs are granted under the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan (the “Director Plan”). Each RSU under the Director Plan vests at the close of business on the earlier of (i) the first anniversary of the grant date or (ii) the annual meeting of stockholders in the year immediately following the year of grant, subject to accelerated vesting in full if service as a Director terminates due to death, disability or under a mandatory retirement policy, and subject to pro rata vesting in the event of termination of service in other circumstances. Each RSU will be settled by issuance of a share of our common stock. Dividend equivalents on the RSUs are not paid prior to vesting, but are settled thereafter.

The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her Director compensation, including RSU grant, until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Company phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom share account are recorded as notional shares of the Company’s Common Stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of Common Stock that the deferred compensation would have purchased at the market price of the stock on the day the account is credited. Dividend equivalents are earned on the phantom shares and are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash, based upon the market price of the Common Stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

Directors who are actively employed by us receive no additional compensation for serving as Directors, and we do not pay consulting or professional service fees to Directors.

2021 Director Compensation

The table below details the compensation earned by our non-employee Directors for 2021:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)

James F. Earl	$94,368	$125,003	$219,371

Kathy G. Eddy	$94,368	$125,003	$219,371

David C. Everitt	$126,246	$125,003	$251,249

Carolann I. Haznedar	$101,244	$125,003	$226,247

Mario Longhi	$94,368	$125,003	$219,371

Edgar M. Purvis, Jr.	$101,868	$125,003	$226,871

John S. Quinn	$71,244	$125,003	$196,247

Phillip C. Widman	$101,868	$125,003	$226,871

(1)	Includes fees associated with chairing or sitting on a Board committee as well as fees relating to Board and committee meetings.
(2)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted to each non-employee Director in 2021, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. Each non-employee Director was granted 5,806 RSUs on May 10, 2021, and the RSUs are expected to vest on April 20, 2022. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of February 22, 2022. See Note 14, “Stock-Based Compensation” to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used to calculate share-based compensation expense under FASB ASC Topic 718.

As of December 31, 2021, non-employee Directors held the following RSUs and deferred equity awards: Mr. Earl, 22,681; Ms. Eddy, 75,510; Mr. Everitt, 44,744; Ms. Haznedar, 22,205; Mr. Longhi, 22,205; Mr. Purvis, 5,806; Mr. Quinn 5,806; and Mr. Widman, 17,017.

Share Ownership of Directors, Management and Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by: (1) our Chairman, President & CEO, our CFO, and the other three current executive officers named in the 2021 Summary Compensation Table, whom we refer to collectively as our NEOs; (2) each Director and Director candidate; (3) all current Directors and executive officers as a group; and (4) certain beneficial owners of more than 5% of our Common Stock. All of our outstanding voting securities are Common Stock.

Beneficial ownership information in the table is as of February 22, 2022, except the number of shares beneficially owned by beneficial owners of more than 5% of the Common Stock which is as of the dates stated in footnotes (3), (4) and (5) to the table (percentages are calculated assuming continued beneficial ownership at February 22, 2022).

	Number of Shares Beneficially Owned (1)	Percent of Class	Number of Other Stock Equivalents (2)

Named Executive Officers

F. N. Grasberger III	981,087	*	422,889

A. Aga	2,000	*	59,894

D. Stanton	59,582	*	76,190

R. C. Hochman	83,407	*	76,366

W. Livingston	9,554	*	59,309

Directors and Director Candidates who are not Named Executive Officers

J. F. Earl	68,734	*	-

K. G. Eddy	67,033	*	30,339

D. C. Everitt	79,760	*	16,399

C. I. Haznedar	18,250	*	16,399

M. Longhi	8,264	*	16,399

E. M. Purvis, Jr.	38,241	*	-

J. S. Quinn	5,806	*	-

P. C. Widman	88,070	*	-

All current Directors and executive officers as a group (13 persons in total, including those listed above)	1,509,788	1.91%	774,184

More than 5% Beneficial Owners

BlackRock, Inc. (3) East 52nd Street New York, NY 10055	12,733,479	16.07%	-

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	8,481,514	10.71%	-

Barrow Hanley Global Investors(5) 2200 Ross Avenue 31st Floor Dallas, TX 75201	4,445,142	5.61%	-

* Less than 1%.

(1)

Includes securities that are exercisable, or vest, within 60 days. For each Director, includes RSUs which have vested and RSUs that will vest within 60 days. Includes the following number of vested SARs calculated on a “net” basis, i.e. the number of shares each SAR may be exercised for based on the market value of Common Stock as of February 22, 2022:

N. Grasberger, 245,836; A. Aga, 0; D. Stanton, 14,724; R. Hochman, 31,618; and W. Livingston, 398.
(2)

Includes, for executive officers, unvested RSUs, PSUs (stated at target), and SARs (stated on a gross basis). In addition, Ms. Eddy, Ms. Haznedar and Messrs. Everitt and Longhi elected to defer a portion of their Director fees in the forms of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included as stock equivalents. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. While unvested awards and phantom shares included in this column may not be voted or transferred, we have included them in the table as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

(3)

The information for BlackRock, Inc. is derived from a Schedule 13G/A filing by such entity with the SEC on January 27, 2022. Based on its filings with the SEC, BlackRock, Inc. has the sole voting power over 12,568,421 shares of our common stock and sole dispositive power over 12,733,479 shares of our common stock.

(4)

The information for The Vanguard Group is derived from a Schedule 13G/A filing by such entity with the SEC on February 10, 2022. Based on its filings with the SEC, The Vanguard Group has the shared voting power over 98,620 shares of our common stock, sole dispositive power over 8,311,823 shares of our common stock and shared dispositive power over 169,691 shares of our common stock.

(5)

The information for Barrow Hanley Global Investors is derived from a Schedule 13G filing by such entity with the SEC on February 11, 2022. Based on its filings with the SEC, Barrow Hanley Global Investors has the sole voting power over 3,372,381 shares of our common stock, shared voting power over 1,072,761 shares of our common stock and sole dispositive power over 4,445,142 shares of our common stock.

Except as otherwise stated, each individual or entity has sole voting and investment power over the shares set forth opposite his, her or its name. None of the Directors, Director candidates or executive officers individually beneficially owned 1% or more of our Common Stock, and our current Directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

Report of the Audit Committee

The Audit Committee is currently composed of six Directors, each of whom is considered independent under the rules of the NYSE and the SEC. The Board has determined that each of Ms. Eddy and Messrs. Quinn and Widman qualifies as an “audit committee financial expert” as that term is defined under the rules promulgated by the SEC.

The Audit Committee operates pursuant to a written charter that complies with the guidelines established by the NYSE.

The Audit Committee is responsible for monitoring our financial reporting processes and system of internal controls, supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets with our internal auditors and our independent auditors to review the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors following each Audit Committee meeting and as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Annual Report on Form 10-K and quarterly reports on Form 10-Q prior to their being filed with the SEC, and meets with management and our independent auditors to review and discuss our quarterly earnings prior to their release.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm. While the Audit Committee and the Board monitor our financial record keeping and controls, management is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2021 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included (and the Board approved such inclusion) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

P. C. Widman, Chairman

J. F. Earl

K. G. Eddy

C. I. Haznedar

M. Longhi

J. S. Quinn

Fees Billed by the Independent Auditors for Audit and Non-Audit Services

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the years ended December 31, 2021 and December 31, 2020.

	2021	2020

Audit Fees (1)	$4,648,000	$4,310,000

Audit-Related Fees (2)	$135,000	$634,954

Tax Fees (3)	$183,444	$120,408

All Other Fees (4)	$5,669	$8,100

Total Fees	$4,972,113	$5,073,462

(1)	The 2021 figure includes fees related to the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.
(2)	The 2021 figure includes fees primarily related to the acquisition and divestiture.
(3)

The 2021 figure includes fees related to income tax services other than those directly related to the audit of the income tax accrual, such as tax compliance and tax planning initiatives, including Treasury planning.

(4)	The 2021 figure includes fees related primarily to licensing fees for software products.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered. The Audit Committee has adopted a policy authorizing the pre-approval of certain audit, non-audit and tax services (and related fees) to be provided by the independent auditors. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is exceeded, the Audit Committee must be advised of such overruns. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance the Company’s ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

All of the fees included in the table above were pre-approved by the Audit Committee.

Proposal 2: Ratification of Appointment of Independent Auditors

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2022. Although not required to do so, the Board has determined to submit the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors to stockholders for ratification as a matter of good corporate governance. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors.

If this proposal is not ratified by at least a majority of the shares of our outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2022 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2023.

A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

Required Vote: The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors will be approved if it receives the approval of at least a majority of the shares represented at the Annual Meeting.

The Board recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022.

Compensation Discussion & Analysis

Introduction

In this Compensation Discussion & Analysis (“CD&A”), we review the objectives and elements of Harsco’s executive compensation program and discuss the 2021 compensation earned by our named executive officers (“NEOs”).

Our NEOs for fiscal 2021 are as follows:

F. Nicholas Grasberger III Chairman, President & Chief Executive Officer (“CEO”)	Anshooman Aga[1] Senior Vice President & Chief Financial Officer (“CFO”)

David Stanton Senior Vice President & Group President, Harsco Clean Earth	Russell C. Hochman Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary

Wendy A. Livingston Senior Vice President & Chief Human Resources Officer (“CHRO”)
(1)	On August 16, 2021, Mr. Aga joined the Company.

Pursuant to the SEC disclosure requirements, this year’s NEO list includes one individual who is retiring from the Company. On August 16, 2021, Pete F. Minan resigned his position as the Senior Vice President & Chief Financial Officer. Mr. Minan remains an employee of the Company as the Special Advisor to the Chief Executive Officer until his planned retirement on March 18, 2022.

Executive Summary

Our executive compensation program’s primary objective is aligning our executives’ pay with the interests of our stockholders. The program is also designed to reward short- and long-term financial, strategic and operational business results, while facilitating the Company’s need to attract, motivate, develop and retain highly qualified executives who are critical to our long-term success.

2021 Business Overview

During 2021, Harsco’s strategic business objectives consisted of the following four priorities:

1.	Further the Company’s transformation to become a leading global provider of environmental solutions for industrial and specialty waste streams and capturing value from recent acquisitions.

In 2021, we completed the integration of Stericycle Environmental Solutions (“ESOL”), an established U.S. based hazardous waste management and processing solutions provider that we acquired in the second quarter of 2020. The addition of ESOL to the Clean Earth hazardous waste platform brings together two highly complementary waste management portfolios.

Since the acquisition, the Company has worked aggressively to assimilate these two businesses and capture the anticipated integration benefits and synergies. As a result, management has successfully achieved its original goal of doubling ESOL’s profitability or margins within two years.

Given our stated strategic direction, Harsco’s Rail business is no longer aligned with the Company’s focus on businesses that provide environmental solutions to a broad mix of end markets. As such, in late 2021, the Company began evaluating strategic alternatives with the intention to complete a transaction in 2022. The Company has engaged Goldman Sachs & Co. LLC to conduct this sale process, and the Rail business unit has been reclassified as held for sale and reported as discontinued operations in the Company’s audited consolidated financial statements for the year ended December 31, 2021.

Our recent acquisitions along with the divestiture of our Industrial segment and our intention to sell the Rail business, simplifies Harsco’s corporate structure and shifts our focus to less-cyclical, less capital intensive and higher-growth businesses.

2.	Grow the Harsco Environmental ecoproductsTM offerings and introduce market innovations.

Harsco Environmental advanced its applied products growth strategy through the opening of two new SteelPhalt asphalt plants during 2021, representing its first new SteelPhalt plants in sixty years. The new plants manufacture sustainable asphalt products using 95% recycled aggregates. SteelPhalt’s manufacturing process also has a carbon footprint that is 40% less than the asphalt manufacturing process that uses natural aggregate, while providing durability, consistency and skid resistance advantages over conventional asphalt. Additionally, the business continues to innovate and supply technologies that supplement its unique service offerings to customers. During 2021, Harsco Environmental introduced 29 new solutions and has launched over 67 new solutions during the past three years.

3.	Realize meaningful revenue growth, adjusted earnings improvement, and further strengthen the Company’s financial flexibility.

The Company’s revenues from continuing operations grew 20% when compared with 2020 while its operating income and adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) grew at higher rates during the period. These improvements are attributable to growing demand for environmental services and applied products within the Harsco Environmental segment, higher hazardous waste volumes within Clean Earth, including the impacts of the ESOL acquisition, plus the synergies realized from the ESOL acquisition integration.

Additionally, the Company completed a refinancing in early 2021 to strengthen its financial flexibility. Specifically, the Company amended its existing senior secured credit agreement by completing a new term loan B facility of $500 million and extending the maturity of the existing $700 million revolving credit facility. The new term loan matures on March 10, 2028, while the Company’s revolving credit facility was extended to March 10, 2026. Cash interest costs were lowered as a result of this transaction and financial covenants under this agreement were also modified.

4.	Advancing our Environmental, Social and Governance (“ESG”) performance.

As reported in our 2020 Environment, Social and Governance (“ESG”) Report, we are rising to the challenge of making the world a better place by responsibly solving the most difficult global environmental challenges. We have a responsibility to sustainably treat industrial and specialty waste. Through our continuous improvement efforts, we continue to drive energy efficiencies, recycling and repurposing solutions for our customers.

As we progressed through the COVID-19 pandemic, we continued to focus our daily efforts to ensure our employees, as well as our customers and vendors remained safe. We provided employees access to vaccines in regions where we partnered with local agencies, ensured our principals were maintained and communicated various practical actions to be taken on a frequent, consistent basis. Our commitment to eliminate workplace injuries and illnesses is embedded in our Employee Care value. We are proud of our 2021 safety performance and the enhancements in our Company’s safety culture.

Harsco continued efforts to build and foster a diverse and inclusive culture in 2021 by establishing a Global Diversity, Equity, Engagement and Inclusion (“DEE&I”) Council. The DEE&I Council is co-chaired by our CEO and CHRO and comprised of 10 cross-functional leaders from each of our business units. The DEE&I Council is accountable for directly shaping and promoting the Company’s DEE&I strategy and subsequent key initiatives.

In 2021, the Company also launched its first-ever Employee Resource Group - Women of Harsco - whose mission is to promote the advancement of women across all of Harsco through personal and professional development, mentorship, and empowerment. The success of these initiatives will serve as key drivers in our journey to continually improve our culture, as well as attract, develop, and retain top talent.

Moreover, the Company continued its focus on its enterprise-wide ESG initiatives and integrated ESG measures into its strategic planning and other core business processes. As described in more detail in the following section, the Company’s Annual Incentive Plan (“AIP”) has also strengthened the link between award payouts and the achievement of strategic and ESG goals by adding in a new performance modifier.

2021 Financial and Operational Highlights: Harsco Continuing Operations

Generated revenues of $1.8 billion, higher than the prior year as a result of economic improvements, the ESOL acquisition and growth investments.	Completed integration of ESOL acquisition with realized synergies and improvement of over $37 million.

Invested capital internally to support business growth of $39 million.	Successfully completed debt refinancing and amendment, through which the Company extended its debt maturities and lowered its interest costs.

Introduced 38 new environmental solutions into the marketplace.	Achieved an enterprise-wide Total Recordable Incident Rate (“TRIR”) of 0.97.

Other financial and operational highlights for our business units are summarized in the table below:

The Rail business unit has been reclassified as held for sale and reported as discontinued operations in the Company’s audited consolidated financial statements for the year ended December 31, 2021.

Advisory Vote on Named Executive Officer Compensation

At our 2021 Annual Meeting, stockholders voted strongly in support of Harsco’s NEO compensation program with approximately 98% of votes cast in support of Harsco’s say-on-pay proposal.

We continue to engage our stockholders on various issues through an extensive and thoughtful investor relations program. During this engagement, stockholders have an opportunity to provide feedback on a variety of topics, including executive compensation. The Company’s outreach via investor conferences, roadshows, and other means has increased and we have received strong favorable support from our stockholders over the past few years. The Management Development & Compensation (“MD&C”) Committee considers stockholders’ viewpoints in the development and approval of all compensation policies and practices at Harsco.

Program Governance Highlights

We strive to maintain a program that is consistent with market best practices, supportive of our business structure, and aligned with our stockholders’ expectations. The table below presents our compensation governance practices and policies:

2021 AIP Enhancement: A New Performance Modifier

To further the Company’s transformation to becoming a global provider of environmental solutions, and to complement the focus on our financial goals, senior management recommended, and the MD&C Committee approved, a new performance modifier under the AIP. The performance modifier further strengthens the links between pay and performance because it adds upside opportunity to final AIP payouts based on the successful delivery of goals related to our stated strategic and enterprise-wide ESG initiatives. It also includes downside risk to final AIP payouts when goals are not achieved. The goals were deliberately selected because they are critical to driving results on our short-term and Long-Range Plan (“LRP”) objectives. The goals linked to the performance modifier and assigned to each NEO include a mix of pre-determined quantitative and qualitative targets and are based on their respective roles and responsibilities. At year-end, the applicable Business Unit Contribution (“BUC”) is first calculated and then the performance modifier is applied, which can be plus or minus 20% of that award payout amount, without exceeding 200% of the participant’s target award opportunity. If the BUC results are below threshold yielding no award payout, the performance modifier does not apply.

At the beginning of the year, the MD&C Committee approves all goals which include specific quantitative or qualitative targets. The MD&C Committee will receive reports throughout the year from management about ongoing progress towards each of the goals. Then at year-end, the CEO will provide an assessment of each NEO’s achievement relative to their goals and performance modifier recommendations, as appropriate. The MD&C Committee will consider the CEO’s assessment in its final payout determinations. Mr. Grasberger will also provide an assessment of his own performance relative to the performance modifier goals. While the MD&C Committee will consider the CEO’s input, Mr. Grasberger’s goals are independently determined by the MD&C Committee and approved by the Board. The MD&C Committee also determines the final outcome related to the CEO’s attainment of his performance goals and the final outcome is approved by the Board. A summary of the weighting and performance modifier goals is set forth below.

(1)	TRIR = Total Recordable Incident Rate
(2)	MIR = Major Injury Rate

2021 Annual Incentive Plan – Financial Measures

The financial measures for AIP are dependent upon achievement of two separate and distinct components equaling BUC performance. As in the prior year, the MD&C Committee approved utilizing EBITDA for purposes of the BUC calculation. Using an operating result metric based on EBITDA provides stronger alignment with Harsco’s merger and acquisition (“M&A”) strategy and aligns with the key metric used by analysts and stockholders to assess performance and value the Company. For the 2021 AIP plan goals, Harsco BUC consisted of the following two components:

1.	EBITDA (excluding the effect of foreign currency movements and certain special items as determined by the MD&C Committee); minus

2.	a fixed cost of capital rate applied to controllable net tangible assets deployed.

Consistent with past practice, the MD&C Committee developed and approved the Consolidated Harsco BUC goals (threshold, target and maximum performance levels) by starting with the annual operating plan EBITDA as approved by the Board of Directors. We then applied a fixed cost of capital rate to controllable net tangible assets deployed. The 2021 approved performance levels percentage at threshold and maximum was applied against each business unit BUC target to create the final threshold and maximum goals. Harsco Consolidated BUC goals were a product of the goals across the individual lines of business less a charge for Corporate operating expenses.

These goals, summarized in the table below, were designed to enable business unit leadership to execute controllable strategic actions that deliver improved income generation with an efficient use of capital resources.

Performance Level	Harsco BUC Goal (% of Total)		Harsco Consolidated BUC Goal ($ Millions)
Maximum	158.7%	=	$108.7
Target	100%	=	$68.4
Threshold	55.1%	=	$37.7
Below Threshold	<55.1%	=	<$37.7

In 2021, the performance modifier was added to the AIP as described above. Each NEO’s AIP target, opportunity range and the application of the performance modifier is described in the table below.

Executive(1)	FY’21 Target AIP (2)	AIP Opportunity Range (% of Target Award Opportunity)				Performance Modifier
		Below Threshold	Threshold	Target	Maximum	BUC payout modified based on +/- 20% of approved goals
F. Nicholas Grasberger III	110%	0% of Target	25% of Target	100% of Target	200% of Target
Anshooman Aga	80%
David Stanton	75%
Russell C. Hochman	65%
Wendy A. Livingston	65%
Peter F. Minan	75%
(1)	Mr. Aga joined the Company on August 16, 2021. Mr. Minan was the Company’s Senior Vice President and Chief Financial Officer until August 16, 2021.
(2)	As of December 31, 2021, expressed as a percentage of base salary.

2021 Annual Incentive Plan Results

Each of Harsco Consolidated, Harsco Environmental and Harsco Clean Earth earned an AIP award based on their financial performance compared against the approved BUC goals. The CEO evaluated and determined, and the MD&C Committee approved, the performance modifier result applicable to each business unit. The MD&C Committee also evaluated and determined, and the Board approved, the performance modifier for the CEO. Given overall financial results and achievements relative to the various goals linked to the performance modifier, the MD&C Committee applied the modifier result to awards as noted in the following table. For further discussion related to the AIP results, refer to the section below titled AIP Performance Metrics and Payouts.

CEO /Consolidated /Business Unit	BUC Payout Factor	Performance Modifier
		Assessment	Modifier Result(1)

CEO Individual Result	40% of Target	Mixed Results	Reduced by 5%

Harsco Consolidated	40% of Target	Met Expectations	No Adjustment

Harsco Environmental	111% of Target	Met Expectations	No Adjustment

Harsco Clean Earth	42% of Target	Mixed Results	Reduced by 5%

Harsco Rail	0% of Target	Not applicable due to below threshold BUC results
(1)	Reflects the performance modifier result, which will be applied to the applicable business unit BUC calculation.

2021 Total Direct Compensation At-A-Glance

The resulting payouts from the AIP along with the base salary earned plus the long-term incentives (“LTI”) granted in 2021 for the NEOs are presented in the table below.

Executive	Overall AIP Payout Factor	Base Salary Earned	Non-Equity Incentive Earned (AIP)	Long-Term Incentive Award Value Granted	Total Direct Compensation(1)
F. Nicholas Grasberger III(2)	38%	$946,959	$395,785	$3,920,447	$5,263,191
Anshooman Aga(3)	40%	$215,385	$68,659	$1,120,018	$1,404,062
David Stanton(2)	39%	$515,058	$150,444	$664,541	$1,330,043
Russell C. Hochman	40%	$487,321	$126,669	$683,305	$1,297,295
Wendy A. Livingston	40%	$422,347	$109,798	$592,304	$1,124,449
Peter F. Minan(4)	40%	$463,247	$165,450	$0	$628,697
(1)	Total Direct Compensation is equal to the sum of base salary earned, non-equity incentive earned for 2021 and paid in 2022 and accounting fair value of long-term incentives granted in 2021.
(2)	Mr. Grasberger and Mr. Stanton’s non-equity incentive earned reflects the adjustment for the above noted performance modifier result.
(3)

On August 16, 2021, as part of our normal practice, Mr. Aga received a one-time long-term incentive award in connection with joining the Company. This award was granted based on a target opportunity of $1,120,000 and was comprised of RSUs. For further details refer to the section below titled CFO Appointment: Attracting Mr. Aga.

(4)	Mr. Minan was the Company’s Senior Vice President and Chief Financial Officer until August 16, 2021.

CFO Appointment: Attracting Mr. Aga

On August 16, 2021, Mr. Aga joined the Company. To attract Mr. Aga to Harsco, in addition to offering Mr. Aga a market-based annual compensation package, it was critical to also provide him with one-time awards to compete with offers for equity compensation from his current employer as well as several other companies offering similar inducement awards. Mr. Aga’s one-time “sign-on” package utilized a mix of cash and equity. It included a one-time cash bonus of $200,000, subject to pro-rated repayment if Mr. Aga voluntarily terminates his employment with the Company within two years. It also included a one-time grant of RSUs with a value equal to $1,120,000. The RSUs will vest pro-rata on each of March 1, 2022, March 1, 2023, and March 1, 2024. In addition, Mr. Aga entered into the Company’s standard confidentiality and non-competition agreements, as well as the Company’s change of control severance agreement. Mr. Aga is subject to share ownership requirements equal to three times his base salary.

Long Term Incentive Plan (“LTIP”) Awards and 2019 PSU Performance

Long-term incentives granted in March of 2021 are considered by the MD&C Committee to be a pay opportunity with the realizable value fully dependent on Harsco’s future share price performance. In 2021, the CEO’s long-term incentives consist of 50% PSUs, 25% SARs and 25% RSUs which changed from the prior year’s mix of 40% PSUs, 30% SARs and 30% RSUs. This change reflects more emphasis on performance-based equity to further align with our CEO’s focus on stockholder value. For all other NEOs, excluding Mr. Aga who was not eligible for the March 2021 LTIP award, long-term incentives consist of one-third PSUs, SARs and RSUs.

The Company granted PSUs in 2019 with vesting conditioned generally on Harsco’s TSR performance relative to the S&P 600 Industrials Index for the three-year period from 2019 through 2021. Harsco’s TSR for the performance period was at the 7th percentile of the index, resulting in a payout of 0% of target.

2019 to 2021 PSU Award	Payout Factor

Relative TSR versus S&P 600 Industrials Index	0% of Target

Changes for 2022

The MD&C Committee and senior management determined that both our AIP and LTIP plan design effectively matched our strategic intent, thus no changes to the program were made to the Company’s 2022 pay program.

Discussion and Analysis of 2021 Compensation

Compensation Guiding Principles

The Company has a set of principles that guide our compensation program design with the core assumption that executive compensation is a highly effective business tool when designed, communicated and administered properly. The principles listed below strongly influenced our executive compensation decisions for fiscal 2021.

Guiding Principles	How We Employ Them

Promote a Performance-Oriented Environment

• Ensure employees have a clear line-of-sight regarding how their actions drive business results and how their overall compensation must be aligned to stockholder value creation;

• Provide greater rewards to those individuals and teams who most positively impact the success of the business; and

• Differentiate compensation in a manner that enables us to retain our high-performing and high-potential talent and continue to attract high-caliber talent.

Provide Market-Competitive Rewards

• Regularly monitor the practices and trends in the markets in which we compete for talent;

• Structure our program to target the median of relevant markets for talent; and

• Design a program in which realizable compensation is aligned with stock price and business performance outcomes.

Allow Flexibility within a Common Framework

• Create a program with a common global strategy and framework; and

• Allow flexibility to accommodate the unique talent and compensation needs of our diverse businesses, workforce, and global markets.

Adhere to a Clear Governance Model	• Employ appropriate oversight and controls to govern design and administration; and • Clearly define the roles and responsibilities of all program stakeholders.

Be Well Communicated

• Specify the objectives, design, and value of each component of fixed and variable compensation within the context of total rewards; and

• Use multiple sources of communication to help ensure the link between pay and performance is well understood by our key stakeholders.

Talent Management Strategy

Integral with our guiding principles is our talent management strategy, developed by management, and supported by both the Company’s MD&C Committee and the Board of Directors. Delivering our strategic goals and driving positive stockholder return requires a strong focus on attracting and retaining a talented senior management team.

Annually, the Harsco Talent Review is performed to assess the critical organizational capabilities required to execute the Company’s strategy, executive team performance, succession depth, and retention risk across all critical executive leadership positions. Feedback is sought from both the MD&C Committee and the Board of Directors. In addition, Board members are involved in the selection process for our NEOs.

Overview of 2021 Compensation Decisions and Actions

Applying our principles and stated compensation practices, the MD&C Committee reviewed each NEO’s compensation package individually with the objective of supporting our business strategies, ensuring market competitiveness, providing incentives to motivate and retain our key executives, and underpinning our succession planning process.

Elements of 2021 NEO Compensation Program

The key elements of our 2021 NEO compensation program are described in the following table:

Element	Description

Base Salary	• Annual stable source of income (fixed compensation) based on competitive market data.

Annual Incentive (AIP Awards)	• Variable, performance-based annual cash payment linked to and focused on financial, strategic and ESG goals.

Long-Term Incentive (LTIP Awards)

•   Variable, performance and time-based annual award grant comprised of a mix of equity vehicles, including PSUs, SARs and RSUs.

•   Realizable compensation based upon the intrinsic value of the Company’s stock price performance.

Target Total Compensation Mix

As reflected in the following charts, the MD&C Committee approved a significant amount of each NEO’s target total compensation opportunity in the form of variable (AIP plus LTIP Targets), rather than fixed, compensation for 2021. The chart below computes each compensation component at target as a percentage of the CEO and all other NEOs target total compensation, excluding retirement benefits and post-employment payments.

2021 Target Compensation Mix Chief Executive Officer	2021 Target Compensation Mix Average of Other NEOs(1)

(1) These results include Mr. Minan’s compensation details, as he was CFO until August 16, 2021.

Compensation Decision-Making Framework

General Process

Executive compensation decisions at the Company are the product of several factors, in each case subject to modification by the MD&C Committee as it may deem necessary at its discretion and are also dependent upon whether the decisions are made in the normal pay setting cycle or under special circumstances for a newly appointed or hired executive. For 2021, the predominant factors influencing pay determinations for our NEOs included:

•	Performance against the adjusted BUC performance target;

•

Advancement of our strategic business objectives that supported our four priorities for 2021 (outlined in the Executive Summary of this CD&A) as well as the strategic objectives included in our performance modifier;

•	Achievement of specific operational and ESG goals included in our performance modifier relating to the sphere of influence of each applicable NEO; and

•	Market competitive compensation levels reflected in survey data and peer group data as described in more detail below.

Below are the roles for the MD&C Committee, the Chairman, President & CEO, and the Compensation Consultants regarding the Compensation decision-making process.

Roles

MD&C Committee

All members of the MD&C Committee were independent Directors, enabling them to be objective representatives for our stockholders. The MD&C Committee oversaw the design and development of our 2021 NEO compensation program and determined our CEO’s compensation consistent with the overall objectives of the program. In addition, the MD&C Committee approved all incentive compensation plans and approved or revised recommendations made by the Chairman, President & CEO for compensation decisions affecting any of the other NEOs.

Chairman, President & CEO

Our Chairman, President & CEO, assisted by our Human Resources department, administered the executive compensation program as delegated by the MD&C Committee. Mr. Grasberger met with the MD&C Committee and, in collaboration with the Compensation Consultant, made recommendations related to the overall structure of our NEO compensation program, set and evaluated 2021 AIP metrics, including the performance modifier goals, and made specific recommendations regarding the form and amount of compensation opportunities for the other NEOs.

Final decisions regarding NEO compensation are always made by the MD&C Committee, and the Chairman, President & CEO does not play any role with respect to his own compensation.

Independent Compensation Consultant

Our MD&C Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the MD&C Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically runs a request for proposal process to ensure the independent compensation consultant is meeting its needs. For 2021, our MD&C Committee retained the services of Pearl Meyer & Co. LLP (“Pearl Meyer”). The following services were provided by the Independent Compensation Consultant:

Consultant	Description of Services Provided

Pearl Meyer

•  Updates on trends and developments in executive compensation;

•  Conducted a risk assessment of the Company’s executive incentive plans;

•  Review and provide a recommendation regarding the compensation peer group for use in 2021 and 2022;

•  Annual competitive market assessment and recommendations for 2021 pay decisions;

•  Support Director Pay assessment and recommendations;

•  Review, design and provide recommendations for the 2021 short- and long-term incentive plans;

•  Support in drafting the CD&A of the 2022 Proxy Statement; and

•  Other ad hoc requests related to executive compensation market practices.

At the MD&C Committee’s direction during 2021, management provided all MD&C Committee materials to the independent consultant and discussed such materials and any recommendations relating thereto with the consultant in advance of each MD&C Committee meeting. Pearl Meyer considered and discussed the information with the MD&C Committee chairperson, specifically identifying any issues or concerns. The MD&C Committee considered Pearl Meyer’s input as part of its decision-making process.

Independence Assessment: No Compensation Consultant Conflicts of Interest

The MD&C Committee assessed the independence of Pearl Meyer in 2021, as required under NYSE listing rules. The MD&C Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultant described above. Based on this review, we are not aware of any conflict of interest raised by the work performed by Pearl Meyer that would prevent the consultant from serving as an independent consultant to the MD&C Committee.

Management Consultants

Our Human Resources department retained Willis Towers Watson (“WTW”) during 2021 to provide additional executive compensation support, including guidance related to the CEO Pay Ratio disclosure requirements. Our Human Resources department also used various survey data compiled by WTW to provide information to the MD&C Committee as part of its decision-making processes.

In 2021, WTW again provided pension plan-related and other similar advice to our Human Resources and Finance departments as well as measurement support for various casualty exposures. The decision to engage WTW for these non-compensation related services was made by management.

How We Used Market Data for 2021 Pay Decisions

Our first step in establishing pay levels for each of our NEOs is to target compensation initially at or near the median (50th percentile) of market data for executives in similar positions. In reviewing compensation of our NEOs and setting compensation for 2021, the MD&C Committee consulted with Pearl Meyer in late 2020 and referenced two sources of market data when making decisions: survey data and peer group data. As we are a diversified services company, no other company perfectly matches our profile, and we believe our most direct competitors for executive talent are not necessarily limited to companies within our peer group. Below are details concerning survey and peer group data.

Item	Key Details, Process and Decisions
Survey Data - WTW

•  Selected surveys focused on capital goods, industrial manufacturing, diversified metals and minerals, environmental services and commodity-based companies reflecting similar revenue size to Harsco.

•  The MD&C Committee does not materially rely upon data from any individual company participating in any of the surveys in making compensation decisions.

Compensation Peer Group

•  Compensation data obtained from SEC filings helps us understand the pay levels in industries in which we compete for talent.

•  Focus on elements of compensation (base salary, annual bonus, and long-term incentives) for NEOs at companies with comparable revenues, market capitalization, industry focus, number of employees, global (multi-national) footprint, and other similar business-related factors.

MD&C Committee Process

•  Initially target all components of the Company’s NEO compensation packages, as well as the aggregate target total compensation (the sum of base salary, target annual incentives, and target long-term incentives) to the 50th percentile of similarly situated employees including relevant survey data.

•  Variation above or below the 50th percentile results, in the judgment of the MD&C Committee when:

✓  the value of the NEO’s experience, performance, scope and/or specific skills, together with his or her ability to impact business results, or other business conditions warrants additional consideration; or

✓  the terms of individually negotiated employment arrangements require review and year-to-year fluctuations in the Peer Group data and/or the survey data.

Compensation Peer Group

Each year, we review our Compensation Peer Group to ensure our compensation is being benchmarked to comparable companies considering industry, financial and operational similarities. As in previous years, the following selection criteria was used in the development of the Compensation Peer Group:

Compensation Peer Group Criteria

Diversified industrial organizations including, at a minimum, companies in these primary industries - Environmental & Facilities Services and related companies as well as diversified Metals & Minerals;

Global (multi-national) footprint, operating in many individual locations with approximately 30% or more of total revenues deriving from outside the United States;

Asset/capital intensive nature and/or long-term contract service providers; and

Sized to be approximately one half to 2.5 times our size as measured by revenues and within a reasonable range on a market cap basis.

Ensuring our Compensation Peer Group is aligned with our business objectives is an ongoing priority — especially as Harsco evolves at a rapid pace. As a logical continuation of its transformational initiatives and considering its recent strategic transactions, Harsco again reviewed the Compensation Peer Group during 2020. Reflecting our updated portfolio mix, which from a revenue perspective is approximately 84% Environmental Solutions and 16% Rail, was also a consideration. After this comprehensive analysis, the MD&C Committee approved the recommendation of Harsco Management and Pearl Meyer to streamline the number of total peer companies from 21 to 16 by removing and adding the following companies in determining the 2021 Compensation Peer Group:

Peer Group Changes	Companies
Added: 7 Environmental Solutions Related Companies, Steel, or Rail	+ Stericycle, Inc. + Heritage-Crystal Clean, Inc. + Evoqua Water Technologies Corp. + GFL Environmental Inc. + Allegheny Technologies Incorporated + Commercial Metals Company + GATX Corporation

Removed: 12 Industrial Machinery or Construction & Engineering Companies	- Crane Co. - CIRCOR International, Inc. - Enerpac Tool Group Corporation - ITT Inc. - Kennametal Inc. - Rexnord Corporation	- SPX Corporation - Standex International Corporation - The Timken Company - TriMas Corporation - Valmont Industries, Inc. - Woodward, Inc.

Although there are other companies that compete with Harsco’s various business segments, some were not included in the compensation peer set due to their differences in size and scope as compared to Harsco. Companies included in the 2021 Compensation Peer Group were companies that had one or more business aspects that corresponded with one or more of the main aspects of our three business units – Harsco Environmental, Clean Earth and Rail. The following companies comprise the 2021 Compensation Peer Group:

2021 Compensation Peer Group

• Allegheny Technologies Incorporated	• GFL Environmental Inc.

• Astec Industries Inc.	• Gibraltar Industries, Inc.

• Clean Harbors, Inc.	• The Greenbrier Companies, Inc.

• Covanta Holding Corporation	• Heritage-Crystal Clean, Inc.

• Commercial Metals Company	• Meritor, Inc.

• EnPro Industries, Inc.	• Minerals Technologies

• Evoqua Water Technologies Corp.	• Stericycle, Inc.

• GATX Corporation	• US Ecology, Inc.

For the 2021 Compensation Peer Group, median revenues for 2021 (2020 data was utilized to determine 2021 NEO compensation) were approximately $1.85 billion (as compared to the Company’s 2021 revenues of approximately $2.15 billion) and median market capitalization as of September 30, 2021 was approximately $2.31 billion (as compared to the Company’s 2021 market capitalization of approximately $1.34 billion). The following chart illustrates Harsco’s position in comparison to the 2021 Compensation Peer Group’s median by total revenues and market capitalization measured as of September 30, 2021.

2022 Compensation Peer Group

In late 2021, following our annual process to ensure the composition of the 2022 Compensation Peer Group supports our benchmarking objectives including the selection criteria described above, the MD&C Committee approved Pearl Meyer’s recommendation that no changes were necessary to the peer group.

As previously noted above, although there are other companies that compete with Harsco’s various business segments, some were not included in the compensation peer set due to their differences in size and scope as compared to Harsco.

Initial Benchmarking

In reviewing base salaries, target total cash compensation, and target total compensation for 2021, the MD&C Committee initially targeted each NEO’s compensation opportunity at the 50th percentile of both the Compensation Peer Group data and survey data. The MD&C Committee believes NEOs should not be compensated at either the high or low end of compensation as compared to the market, but rather should receive a reasonable level of compensation based on both the Company’s overall performance and their individual performance. The MD&C Committee then sets final compensation amounts either above or below the initial benchmarks, specifically taking into account:

Initial Benchmarks

Differences in the scope of responsibilities held by the NEOs;

Performance of duties during a NEO’s tenure with Harsco, specifically the effect of what the MD&C Committee viewed as exceptional performance;

Market requirements; and

Length of service with the Company in specific positions.

While past performance is considered by the MD&C Committee in setting current year target compensation opportunities, the effect of current performance is much more significant in determining the level at which those compensation opportunities are earned and paid. Our program provides each NEO an opportunity to earn a competitive level of compensation each year if we achieve our pre-established objectives, with an opportunity to earn greater amounts by helping us exceed those targets or lesser amounts when performance falls short of targets.

Impact of NEO Individual Performance on 2021 Compensation

The compensation structure for the Chairman, President & CEO is designed to deliver approximately 18% of the annual compensation opportunity in the form of base salary (fixed compensation) and the remaining 82% in the form of variable compensation (target annual incentive compensation and target long-term equity-based compensation). The actual compensation amount realized by the CEO may vary from this target based upon performance evaluated under the terms of our variable compensation plans.

Once per year, the MD&C Committee completes an evaluation with respect to the Company’s goals and objectives and makes a report to the Board. Based upon this assessment, the CEO’s compensation was set for the 2021 fiscal year, including base salary, annual incentive target, long-term equity-based compensation, perquisites, and other benefits. When evaluating the total level of CEO compensation for the 2021 fiscal year, the MD&C Committee considered the following information:

Factors While Evaluating the Total Level of CEO Compensation

• Personal performance against pre-established goals and objectives;

• The Company’s performance and relative TSR; and

• The compensation of CEOs at comparable companies, as reflected in the benchmark compensation data.

With respect to setting the compensation for the other NEOs, the MD&C Committee strives to deliver a competitive level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

Factors While Evaluating NEO Compensation

• The strategic importance of the position within our executive team;

• The overall performance level of the individual and the potential to make significant contributions to the Company in the future;

• The value of the position in the marketplace;

• Internal pay equity; and

• Our executive compensation structure and guiding principles.

Target total direct compensation for our NEOs, but excluding the Chairman, President & CEO is designed to deliver approximately 68% of the annual compensation opportunity in the form of variable compensation at target performance and approximately 32% of the annual compensation opportunity in the form of base salary (fixed compensation). The amounts of compensation realized by our NEOs will vary from the target awards based upon performance evaluated under the terms of our compensation plans.

Each year, the Chairman, President & CEO presents his Harsco Talent Review to the MD&C Committee to discuss the individual performance and potential of each of the NEOs. The Chairman, President & CEO submits compensation recommendations to the MD&C Committee for each NEO. These recommendations address all elements of compensation, including base salary, target annual incentive compensation, long-term equity-based compensation, perquisites, and other benefits. In evaluating these compensation recommendations, the MD&C Committee considers information such as the NEOs’ individual performance, the performance of the Company, and the compensation of similarly situated executive officers as determined by the referenced benchmark data. The MD&C Committee applies the same considerations as noted above when making its compensation decisions for the Chairman, President & CEO.

2021 Compensation Decision Details

Base Salary

Base salary represents a stable source of income (fixed compensation) and is a standard element of compensation necessary to attract and retain talent. Base salary is set at the MD&C Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected Compensation Peer Group and survey data from a broader index of comparable companies, our business strategy, our short- and long-term performance goals, and individual factors, such as position, salary history, individual performance and contribution, an individual’s length of service with the Company, and placement within the general base salary range offered to our NEOs.

During 2021, the MD&C Committee approved merit-based salary increases for all eligible NEOs to become effective January 1, 2021. Mr. Grasberger’s increase was approved by the Board. Mr. Grasberger, Mr. Stanton and Ms. Livingston all received a 3% base salary increase for 2021. Mr. Hochman’s increase of 7.5% was merit-based and further adjusted to bring his salary to a more competitive market level for his experience and role. Mr. Aga was not eligible for a base salary increase as his hire date was after January 1, 2021. As Mr. Minan had announced his intention to retire, no change to his base salary occurred. These increases were consistent with the overall timing and budget for all merit-based salary increases for Harsco employees in the United States.

Consistent with this process, early in 2022, the MD&C Committee also approved merit-based salary increases for all eligible NEOs to become effective January 1, 2022. Mr. Grasberger’s increase was approved by the Board. Mr. Grasberger, Mr. Aga, Mr. Hochman, and Ms. Livingston each received a 3% merit increase consistent with the overall timing and budget for all merit-based salary increases for Harsco employees in the United States. Mr. Stanton’s increase was merit-based and further adjusted to bring his salary to a more competitive market level for his experience and role. As Mr. Minan is retiring, and no longer a NEO, he was excluded from this review.

The table below reflects the base salaries approved by the MD&C Committee:

Executive	Annual Base Salary Rate
	Effective Jan. 1, 2021	Effective Jan. 1, 2022	% Increase
F. Nicholas Grasberger III	$946,853	$975,259	3%
Anshooman Aga(1)	$560,000	$576,800	3%
David Stanton	$515,000	$540,750	5%
Russell C. Hochman	$487,190	$501,806	3%
Wendy A. Livingston	$422,300	$434,969	3%
Peter F. Minan(2)	$551,499	n/a	n/a
(1)	Mr. Aga’s base salary became effective on his date of hire (August 16, 2021).
(2)	Mr. Minan is retiring from the Company effective March 18, 2022.

2021 AIP Awards

The NEOs were eligible to participate in the 2021 AIP program, which provides the opportunity to earn a performance-based cash incentive predicated on the achievement of near-term financial results and achieving specific strategic and other ESG goals. The MD&C Committee is given discretion to reduce (but not increase) the final payout amounts for the NEOs.

Setting 2021 AIP Award Opportunities

Target annual incentive opportunities are expressed as a percentage of base salary. For 2021, payouts could range from 0% to 200% of target award amounts based on financial performance. Annual incentive targets were established by the MD&C Committee based on each NEO’s level of responsibilities and his or her ability to impact our overall results, as well as consideration of the benchmarking data as previously discussed. For 2021, there were no changes to target annual incentive levels for all NEOs, excluding Mr. Aga as he joined the Company during the year.

Executive(1)	FY ’21 Target AIP (2)	AIP Opportunity Range (% of Target Award Opportunity)				Performance Modifier
		Below Threshold	Threshold	Target	Maximum	BUC payout modified based on +/- 20% of approved goals
F. Nicholas Grasberger III	110%	0% of Target	25% of Target	100% of Target	200% of Target
Anshooman Aga	80%
David Stanton	75%
Russell C. Hochman	65%
Wendy A. Livingston	65%
Peter F. Minan	75%
(1)	Mr. Aga joined the Company on August 16, 2021. Mr. Minan was the Company’s Senior Vice President and Chief Financial Officer until August 16, 2021.
(2)	As of December 31, 2021, expressed as a percentage of base salary.

AIP Performance Metrics and Payouts

Our annual cash incentive plan, the AIP, is intended to:

•	Hold our leadership team accountable for the efficient use of capital;
•	Drive growth;
•	Focus our NEOs on the achievement of pre-determined Harsco BUC targets;
•	Ensure accountability towards delivering near-term commitments and consistent operating improvements; and
•	Incentivize delivery of specific business unit strategic and enterprise-wide ESG goals.

For 2021, all AIP payouts for NEOs were dependent upon achievement of the two distinct components equaling BUC performance which were then adjusted by each NEO’s performance modifier results. Specific weightings between Harsco Consolidated BUC and Business Unit BUC for each NEO plus the performance modifier is presented in the table below:

AIP Weighting Plus Performance Modifier

Executive(1)	Harsco Consolidated	Business Unit - Clean Earth	Performance Modifier

F. Nicholas Grasberger III	100%	0%	BUC payout modified based on +/- 20% of approved goals
Anshooman Aga	100%	0%
David Stanton	50%	50%
Russell C. Hochman	100%	0%
Wendy A. Livingston	100%	0%
Peter F. Minan	100%	0%
(1)	Mr. Minan was the Company’s Senior Vice President and Chief Financial Officer until August 16, 2021.

In developing the Consolidated Harsco BUC goal, we established the threshold, target and maximum levels by starting with our EBITDA target as approved by the Board of Directors in our annual operating plan. We then applied a fixed cost of capital rate to controllable net tangible assets deployed. The 2021 approved performance level percentage at threshold and maximum were applied against each business unit BUC target to create the final threshold and maximum goals. Harsco Consolidated BUC goals were a product of the goals across the individual lines of business less a capital charge for Corporate operating expenses.

These goals, as summarized in the table below, were designed to enable business unit leadership to execute controllable strategic actions that delivered improved income generation with an efficient use of capital resources.

Performance Level	Harsco BUC Goal (% of Target)		Harsco Consolidated BUC ($ Millions) (1)	AIP Payout Factor (% of Target) (2)

Maximum	158.7%	=	$108.7	200%

Target	100%	=	$68.4	100%

Threshold	55.1%	=	$37.7	25%

Below Threshold	< 55.1%	=	<$37.7	0%
(1)

Payouts are interpolated between each specific performance level using a non-linear payout schedule. The schedule uses a commonly established non-linear design with an intermediate payout range of 80% to 120% of target for BUC results of $52.5 million to $89.2 million.

(2)

Harsco Consolidated BUC includes Rail’s BUC target even though the Rail business unit has been reclassified as held for sale and reported as discontinued operations in the Company’s audited consolidated financial statements for the year ended December 31, 2021.

The Harsco Consolidated BUC goal for 2021 was based on: (1) an EBITDA target of $289.5 million minus (2) a fixed cost of capital rate applied to controllable net tangible assets deployed. This EBITDA target reflects increases over the 2020 second half adjusted target and 2020 actual results. In determining the EBITDA target for 2021, we reviewed the prior year’s financial performance, the anticipated impact of investments, the expected benefits of key initiatives and improvements, and actions to strengthen cash flow and asset performance as well as the outlook for key end-markets. Below are specific factors by business unit which were considered impactful and contributed to the target for 2021.

The MD&C Committee established a performance range around the BUC target of 55% to 159% of target from threshold to maximum after considering the volatility and visibility of relevant end markets, and the results of a market review of performance ranges in the industry.

The 2021 strategic and enterprise-wide ESG goals implemented to determine the performance modifier for each NEO, were established based on our Company’s short- and long-term strategic objectives. These goals were chosen to focus the senior leadership team on actions and decisions that increase enterprise value and drive operational and transformational activities. Ten percent (10%) of the performance modifier was assigned to the predominately quantitative strategic goals for each business unit. The other ten percent (10%) was assigned to the enterprise-wide ESG goals which include both quantitative and qualitative metrics.

(1)	TRIR = Total Recordable Incident Rate
(2)	MIR = Major Injury Rate

Adjusted Harsco Consolidated BUC was $41.9 million, which placed the AIP payout achievement at 40% of target. As contemplated when setting the targets, certain other adjustments were made due to the impact on results of certain nonrecurring, unusual items. The net adjustments increased EBITDA by $27.1 million with the largest component related to the non-recurring strategic integration and costs out projects for Clean Earth and Rail, as well as an adjustment for above trend, extraordinary inflation from our suppliers for long-term, fixed priced Rail contracts. These adjustments were determined by the MD&C Committee to be excluded from the BUC calculation since they did not directly reflect Company or management performance and are unusual and infrequent in nature.

With respect to the performance modifier, upon receipt of the CEO’s assessment of how the business units and NEOs performed relative to the pre-determined goals, the MD&C Committee deliberated and approved the performance modifier adjustments for each NEO. In addition, the MD&C Committee evaluated, and the Board approved, the CEO’s achievements against his respective performance goals and determined his performance modifier results. Given overall financial results and achievements relative to the various goals linked to the performance modifier, the MD&C Committee applied the modifier result to the awards as outlined below:

CEO / Consolidated / Business Unit	Performance Modifier
	Assessment	Modifier Factor

CEO Individual Result	Mixed Results	Reduced by 5%

Harsco Consolidated	Met Expectations	No Adjustment

Harsco Environmental	Met Expectations	No Adjustment

Harsco Clean Earth	Mixed Results	Reduced by 5%

Harsco Rail	Not applicable due to below threshold BUC results

The 2021 AIP calculations and results were as follows for the NEOs:

Executive	FY’21 Target AIP	BUC Payout Factor Achieved					Payout Before Performance Modifier	Performance Modifier(1)	Final AIP Earned(2)
		Consolidated		Business Unit	Result
F. Nicholas Grasberger III(3)	$1,041,538	40%	+	NA	=	40%	$416,615	Reduced by 5%	$395,785
Anshooman Aga(4)	$171,648	40%	+	NA	=	40%	$68,659	No Adjustment	$68,659
David Stanton(5)	$386,250	40%	+	42%	=	41%	$158,363	Reduced by 5%	$150,444
Russell C. Hochman	$316,674	40%	+	NA	=	40%	$126,669	No Adjustment	$126,669
Wendy A. Livingston	$274,495	40%	+	NA	=	40%	$109,798	No Adjustment	$109,798
Peter F. Minan	$413,624	40%	+	NA	=	40%	$165,450	No Adjustment	$165,450
(1)	Reflects the performance modifier results.
(2)	Reflects the NEO’s AIP payout results after application of the performance modifier.
(3)	Mr. Grasberger’s BUC result was then reduced by five percent (-5%) resulting in his final payout earned.
(4)	Reflects Mr. Aga’s base salary times his target opportunity prorated for his hire date of August 16, 2021.
(5)

BUC performance for Harsco Clean Earth was $14.2 million. We calculated Mr. Stanton’s combined BUC based on fifty percent (50%) Harsco Consolidated plus fifty percent (50%) Clean Earth Consolidated, resulting in a combined payout factor of forty one percent (41%). Mr. Stanton’s BUC result was then reduced by five percent (-5%) resulting in his final AIP earned.

Long-Term Incentive Plan Awards

The MD&C Committee’s philosophy, where long-term compensation is balanced between performance-based and service-based pay, helps us achieve alignment of stockholder and executive interests by:

•	Rewarding NEOs for the creation of sustained stockholder value, with compensation varying in line with performance;

•	Encouraging ownership of our stock, including via our stock ownership guidelines;

•	Fostering teamwork that drives improved performance; and

•	Providing us with a means to retain and motivate high-caliber executives needed to attain our desired performance goals.

Setting 2021 LTIP Award Opportunities

Target long-term incentive opportunities are expressed as a percentage of base salary while the realized value is dependent on stock price and total stockholder return over a specified period of time. Targets were established by the MD&C Committee based on each NEO’s level of responsibilities and his or her ability to impact our overall results, as well as consideration of the benchmarking data previously discussed. The table below reflects long-term incentive targets approved by the MD&C Committee, which changed for Mr. Grasberger from 335% to 350% to reflect more emphasis on performance-based equity, and no change for the other NEOs except for Mr. Aga, as he was hired on August 16, 2021.

Executive(1)	FY’21 Target LTIP

F. Nicholas Grasberger III	350%

Anshooman Aga	200%

David Stanton	115%

Russell C. Hochman	125%

Wendy A. Livingston	125%

Peter F. Minan	150%
(1)	Mr. Minan was the Company’s Senior Vice President and Chief Financial Officer until August 16, 2021.

For the LTIP award cycle granted in 2021, the MD&C Committee and the Board established the grant level for each NEO as a percentage of that NEO’s base salary. The MD&C Committee and the Board set target values for the 2021 LTIP awards with the intent that each NEO’s total direct compensation opportunity falls within a reasonable range of the market median for the NEO’s position.

For 2021, the CEO’s LTIP mix was changed: 50% PSUs, 25% RSUs and 25% SARs. This change reflects more emphasis on performance-based equity further aligning our CEO’s focus on stockholder value. All other NEOs maintained an equal mix across all three vehicles.

CEO LTI Mix	NEOs LTI Mix

A Closer Look at the LTIP Components

PSU Performance Level

Harsco’s TSR performance relative to the S&P 600 Industrials Index will generally determine the number of shares delivered at the end of the three-year performance cycle as follows (achievement will be interpolated between the various performance points on the table):

Performance Level	Index Percentile Achievement	Payout as a % of Target

Maximum	75th	200%

Target	50th	100%

Threshold	25th	25%

Below Threshold	Below 25th	0%

Vesting of 2019 to 2021 PSU Plan

The Company granted PSUs in 2019 with vesting conditioned on Harsco’s TSR performance relative to the S&P 600 Industrials Index for the three-year period from 2019 through 2021. Harsco’s TSR result for the period equaled the 7th percentile of the index, resulting in a payout at 0% of the units granted in 2019.

Other Compensation Elements

During 2021, we provided our NEOs with the following broad-based employee benefits on the same terms that apply to our non-executive U.S. employees:

•	Health insurance;

•	Disability insurance;

•	A term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $800,000; and

•	401(k) plan participation.

Our NEOs, except for Mr. Stanton, are also eligible to participate in the Non-Qualified Retirement Savings and Investment Plan (“NQ RSIP”), which supplements the Retirement Savings and Investment Plan (“RSIP”) with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We provided other benefits to certain NEOs during 2021. While rarely used, the Board maintains a policy regarding our Chairman, President & CEO’s personal use of our corporate aircraft. In the event of personal use of the corporate aircraft, our Chairman, President & CEO is taxed on the imputed income attributable to personal use of our aircraft, and our Chairman, President & CEO does not receive a tax gross-up from us with respect to such imputed amounts.

We offer limited perquisites and other personal benefits to our NEOs at competitive levels with those provided by our Peer Group companies, as well as the larger group of companies within the general industry that are similar in overall size and relative performance. We believe the other benefits we provided to our NEOs were necessary to help us attract and retain our senior executive team and the values of these benefits were reasonable, competitive, and consistent with the overall executive compensation program.

For more information on the perquisites and certain other benefits provided to the NEOs in 2021, see the All Other Compensation Table that serves as a supplement to the 2021 Summary Compensation Table.

Nonqualified Deferred Compensation

Retirement Savings and Investment Plan

Under the RSIP, we make matching contributions to the account of each participating employee equal to 100% of the employee’s contributions up to the first 3% of compensation and 50% of the employee’s contributions up to the next 2% of compensation. In addition, the RSIP provides for a discretionary contribution, as decided by the Company each year, to the account of each eligible employee who remains an active employee as of December 31 of such plan year. Under the NQ RSIP, we provide the matching and discretionary contributions, if any, that would otherwise be made under the qualified portion of the RSIP for salaried employees’ contributions, but for Internal Revenue Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Company contributions to the NQ RSIP are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which employees are entitled.

Under the Clean Earth 401(k), we make matching contributions to the account of each participating employee equal to 50% of the employee’s contributions up to the first 6% of compensation. In addition, the Clean Earth 401(k) provides for a profit-sharing contribution, as decided by the Company each year, to the account of each eligible employee who remains an active employee as of December  31 of such plan year. The Clean Earth 401(k) does not offer the equivalent of the NQ RSIP.

Employment Arrangements with NEOs

The Company is not a party to any employment agreements with its NEOs.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

We are currently a party to change in control severance agreements with Messrs. Grasberger, Aga, Stanton, Hochman, Minan and Ms. Livingston. These change in control severance agreements reflect what we believe to be a market-based approach to a potential change in control scenario and incorporate several stockholder-favored compensation practices, including:

•	“Double-trigger” payment provisions that require a qualifying termination of employment after a change in control before benefits and payments are received; and

•

No excise tax gross-ups on severance benefits (each NEO will either pay the excise taxes on his or her severance benefits or the severance benefits will be reduced to a point where the excise tax does not apply, depending on which result is more favorable to the executive).

Mr. Grasberger is entitled to receive double-trigger severance benefits equal to three times his highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus three times his highest target annual incentive for the year of termination. Each of Messrs. Aga, Stanton, Hochman, Minan and Ms. Livingston is entitled to receive double-trigger severance benefits equal to two times his or her highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus two times his or her highest target annual incentive for the year of termination. Each change in control severance agreement provides for a rolling three-year term that renews each year, subject to certain exceptions.

The change in control severance agreements are reviewed on a regular basis, though not necessarily as part of the annual compensation review. The MD&C Committee believes the change in control severance agreements serve the following purposes:

•	Assure we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•

Help ensure, if a possible change in control should arise and a change in control officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interest as well as the best interests of our stockholders, without concern for his or her position or financial well-being; and

•	Protect us by retaining key talent in the face of corporate changes.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various Company policies and plans may be paid to NEOs. These events and amounts are more fully explained under the heading “Termination or Change in Control Arrangements.”

Stock Ownership Guidelines

In 2021, we continued to maintain stock ownership guidelines that applied to the NEOs. Our stock ownership guidelines encourage the retention of stock acquired through our LTIP awards. No shares may be sold by participants until their applicable ownership guidelines are satisfied, subject to a hardship exception administered by the MD&C Committee.

The stock ownership guidelines are established as a multiple of each NEO’s base salary and were benchmarked against the stock ownership guidelines for similarly situated executives at Peer Group companies. They were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, each NEO is encouraged to own a specific amount of our common stock and is restricted from selling shares until the guideline has been satisfied. The share ownership levels, based on fair market value as measured periodically, for each NEO for 2021 were as follows:

Executive

F. Nicholas Grasberger III

Anshooman Aga

David Stanton

Russell C. Hochman

Wendy A. Livingston

Peter F. Minan(1)
(1) Mr. Minan was the Company’s Senior Vice President and Chief Financial Officer until August 16, 2021.

Our NEOs have five years from the date they are first granted LTIP awards to comply with the guidelines. If a NEO is promoted into a position with greater ownership requirements, that individual has five additional years to comply with the new guideline. All common stock held by the NEOs, whether acquired because of an LTIP award or otherwise, is included in determining whether they have achieved the applicable ownership guideline. Unvested stock options and unvested SARs are not included in calculating whether the guidelines have been met. Failure to meet the guidelines within the applicable five-year period will result in a review by the MD&C Committee to determine the cause of such failure and to develop an appropriate corrective action plan.

As of December 31, 2021, all our NEOs, except for Mr. Aga and Ms. Livingston, have met their ownership guidelines. Mr. Aga and Ms. Livingston are within the five-year phase-in period for meeting their ownership guidelines and continue to accumulate shares.

Right to Recover Incentive Compensation

Consistent with the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company and the Board reserve the right to recover (or “clawback”) from certain current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, under the following circumstances:

•	There is a restatement of Company financials due to material noncompliance with any financial reporting requirement; or

•

The Board determines the current or former employee has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties that contributed to the noncompliance that resulted in the requirement to restate Company financials; and

•	The cash incentive or performance-based equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

Policies on Hedging and Pledging of Shares

Consistent with the Dodd-Frank Act, the Company’s Insider Trading Policy prohibits all Board members, employees, including corporate officers, from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company securities (or “hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning common stock, such as zero-cost collars and forward sales contracts.

Additionally, Board members and executives are prohibited from pledging shares as collateral for a loan or in a margin account.

Policy Regarding Tax and Accounting Impact on Executive Compensation

The MD&C Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the NEOs. Under the Tax Cuts and Jobs Act of 2017, the exemption for qualifying performance- based compensation was repealed for taxable years beginning after December 31, 2017. As a result, compensation paid to our executive officers (on or after January 1, 2018) in excess of $1 million is generally not deductible unless it qualifies for certain transition relief. While the Company will monitor guidance and developments in this area, the MD&C Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the MD&C Committee may pay or provide compensation that is not tax deductible or is otherwise limited as to tax deductibility.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion & Analysis set forth above with management. Based on this review and discussion, the MD&C Committee recommended to the Board that the Compensation Discussion & Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Proxy Statement for our 2022 Annual Meeting of Stockholders, for filing with the SEC.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

E. M. Purvis, Chairman

D. C. Everitt

K. G. Eddy

M. Longhi

J. S. Quinn

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section  18 of the Exchange Act.

Compensation Policies and Practices as They Relate to Risk Management

In 2021, Pearl Meyer and senior management reviewed our compensation policies and practices for all employees. They concluded, and the MD&C Committee concurred, that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company. In addition, we reviewed the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs and other key employees to confirm that our incentive compensation does not encourage unnecessary and excessive risk taking. The findings of these reviews indicated that:

•	Our compensation program provides a balance between our short-term and long-term goals and objectives;

•	Under our compensation program, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time, which discourages short-term risk taking;

•	Incentive awards are capped by the MD&C Committee; and

•	Stock ownership guidelines, the clawback policy, and prohibition on hedging mitigate excessive risk taking.

Furthermore, as described above, compensation decisions may include the subjective use of negative discretion, which has the ability to restrain the influence of formulae or objective factors on excessive risk taking.

2021 Summary Compensation Table

The following table presents the compensation provided to our NEOs for services rendered to us in 2019, 2020 and 2021, as applicable:

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)(5)	Non-equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Earnings ($)(7)	All Other Compensation ($)	Total ($)

F. Nicholas Grasberger III

Chairman, President & Chief Executive Officer	2021	$946,959	$0	$3,091,940	$828,507	$395,785	$0	$130,526	$5,393,717
	2020	$954,632	$0	$1,249,494	$923,871	$586,597	$0	$78,427	$3,793,021
	2019	$918,657	$0	$2,513,063	$923,876	$404,481	$0	$122,155	$4,882,232

Anshooman Aga

SVP & Chief Financial Officer	2021	$215,385	$200,000	$1,120,018	$0	$68,659	$0	$374,559	$1,978,621

David Stanton

SVP & Group President, Harsco Clean Earth	2021	$515,058	$0	$467,119	$197,422	$150,444	$0	$24,190	$1,354,233
	2020	$423,077	$100,000	$231,906	$191,669	$140,883	$0	$22,765	$1,110,300

Russell C. Hochman

SVP & General Counsel, Chief Compliance Officer & Corporate Secretary	2021	$487,321	$0	$480,307	$202,998	$126,669	$0	$39,074	$1,336,369
	2020	$469,522	$0	$228,483	$188,836	$170,885	$0	$35,954	$1,093,680
	2019	$411,723	$0	$393,172	$171,672	$107,120	$0	$46,275	$1,129,962

Wendy A. Livingston

SVP & Chief Human Resources Officer	2021	$422,347	$0	$416,345	$175,959	$109,798	$0	$34,726	$1,159,175
	2020	$138,769	$100,000	$357,089	$166,671	$51,335	$0	$6,975	$820,839

Peter F. Minan(8)

Former SVP & Chief Financial Officer	2021	$463,247	$0	$0	$0	$165,450	$0	$79,095	$707,792
	2020	$572,278	$0	$333,635	$275,751	$239,943	$0	$46,010	$1,467,617
	2019	$535,076	$0	$613,136	$267,720	$160,631	$0	$63,690	$1,640,253
(1)	Amounts are not reported for 2020 and 2019 if the executive was not a NEO in that year.

(2)	Mr. Aga received a hiring bonus of $200,000 upon joining the company.

(3)

The amounts in this column reflect the aggregate grant date fair values (computed in accordance with FASB ASC Topic 718) of the RSU and PSU portion of the LTIP awards for 2019, 2020 and 2021. The actual value, if any, realized by each NEO for these awards is a function of the value of the underlying shares if and when these awards vest and, for the PSUs, the level of attainment of the applicable performance goal. The above information does not reflect an estimate for forfeitures.

The amounts for the PSUs granted in 2021 reflect a Monte-Carlo simulation that considers the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the “Grant Date Fair Value of Stock and SAR/Option Awards” column of the “2021 Grants of Plan-Based Awards” table below. The following are the values of the 2021 PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. Grasberger, $4,526,878; Mr. Stanton, $539,376; Mr. Hochman, $554,604 and Ms. Livingston, $480,748. Mr. Minan did not receive a grant in 2021 due to his planned retirement. Mr. Aga did not receive a PSU grant in 2021.

(4)

See Note 14, “Stock-Based Compensation,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used by us to calculate these grant date fair values.

(5)

The amounts shown in this column for 2021 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the SAR portion of the 2021 LTIP awards. These amounts may not represent actual compensation that will be realized by the NEOs with respect to these awards, but instead represent the grant date fair value of the awards for accounting purposes, as required to be shown in this table by SEC rules. In order for each NEO to realize any value upon exercise of the SARs, the market price of our Common Stock must then be above $18.58 per share for grants issued on March 1, 2021. Any amounts that may become payable to the NEOs with respect to these awards are also subject to the service-based vesting criteria described above under the heading “Long-Term Incentive Awards” in the CD&A. Mr. Aga did not receive a SAR grant in 2021.

(6)

The amounts shown in this column reflect the actual AIP award payout (if any) for each NEO, as applicable, as approved by the MD&C Committee based on the achievement of the pre-determined financial objectives and performance modifier goals as further described above in the CD&A.

(7)	None of the NEOs are covered under the Harsco Employees’ Pension Plan (the “HEPP”). Therefore, no amounts are reported under this column.

(8)

Mr. Minan resigned his position as the Senior Vice President & Chief Financial Officer. Mr. Minan remains an employee of the company as the Special Advisor to the Chief Executive Officer until his planned retirement on March 18, 2022.

All Other Compensation

The following table summarizes the incremental cost of perquisites and other benefits provided to our NEOs in 2021, and describes the benefits included in the “All Other Compensation” column of the 2021 Summary Compensation Table:

All Other Compensation	Year	F. Nicholas Grasberger III	Anshooman Aga	David Stanton	Russell C. Hochman	Wendy A. Livingston	Peter F. Minan

Personal use of corporate aircraft (1)	2021	$48,728	$0	$0	$0	$0	$35,509

Relocation expenses (2)	2021	$0	$356,471	$0	$0	$0	$0

Company contributions to qualified plan	2021	$11,600	$6,646	$8,700	$10,588	$11,600	$11,600

Dollar value of executive physical exam paid by us or on our behalf	2021	$0	$0	$0	$0	$3,000	$3,000

Dollar value of life insurance premiums paid by Company or on our behalf	2021	$1,392	$580	$1,392	$1,392	$1,392	$1,184

Dollar value of health insurance premiums paid by Company or on our behalf	2021	$17,874	$5,434	$12,688	$10,976	$10,017	$9,884

Company contributions to Health Savings Account	2021	$770	$238	$990	$970	$950	$970

Dollar value of long-term disability premiums paid by us or on our behalf	2021	$420	$175	$420	$420	$420	$420

Company contributions under Non-Qualified Restoration Plan	2021	$49,742	$5,015	$0	$14,728	$7,347	$16,528

Total	2021	$130,526	$374,559	$24,190	$39,074	$34,726	$79,095
(1)

We determine the aggregate incremental cost of the personal use of corporate aircraft by reference to a cost-per-flight hour charged developed by a nationally recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, aircraft landing and parking, as well as an allocable allowance for maintenance and engine restoration. Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance are not included.

(2)

The amounts reported consists of reimbursement for temporary living expenses for Mr. Aga, such as rent and utilities, paid to an executive on a short-term assignment or as part of his transition to a new work location, as well as relocation expenses incurred by the executive in connection with such transitions.

2021 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards made to the NEOs during 2021:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of shares of Stock or Units RSUs (#)(3)	All Other Option Awards: Number of Securities or Underlying Options SARs (#)(4)	Exercise or Base Price of SAR/ Option Awards ($)	Grant Date Fair Value of Stock and SAR/ Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

F. Nicholas Grasberger III

		$260,385	$1,041,538	$2,083,076

	3/1/2021				22,296	89,182	178,364				$2,263,439

	3/1/2021							44,591			$828,501

	3/1/2021								79,056	$18.58	$828,507

Anshooman Aga(5)

		$42,912	$171,648	$343,296

	8/16/2021				0	0	0				$0

	8/16/2021							59,894			$1,120,018

	8/16/2021								0		$0

David Stanton

		$96,563	$386,250	$772,500

	3/1/2021				2,657	10,626	21,252				$269,688

	3/1/2021							10,626			$197,431

	3/1/2021								18,838	$18.58	$197,422

Russell C. Hochman

		$79,168	$316,674	$633,348

	3/1/2021				2,732	10,926	21,852				$277,302

	3/1/2021							10,926			$203,005

	3/1/2021								19,370	$18.58	$202,998

Wendy A. Livingston

		$68,624	$274,495	$548,990

	3/1/2021				2,368	9,471	18,942				$240,374

	3/1/2021							9,471			$175,971

	3/1/2021								16,790	$18.58	$175,959

Peter F. Minan(6)

		$103,406	$413,624	$827,248

	3/1/2021				0	0	0				$0

	3/1/2021							0			$0

	3/1/2021								0		$0

(1)

These columns reflect 2021 AIP award opportunities for the NEOs. AIP awards were made pursuant to the 2013 Equity and Incentive Compensation Plan, as amended (“2013 Plan”), and are described more fully in the section entitled “2021 AIP Awards.” Target estimated payouts are based on the NEO’s annual base salary rate multiplied by their target AIP percent pro-rated for their hire date. Threshold amounts represent approximately 25% of the full target values, the Target is 100% of the full target values and Maximum amounts represent 200% of full target values. Actual 2021 AIP payouts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.

(2)

These columns reflect the range of 2021 PSU award opportunities. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values. These PSUs will generally cliff vest on December 31, 2023.

(3)

This column reflects the RSU component of the 2021 LTIP awards granted to the NEOs under our 2013 Equity and Incentive Compensation Plan, as amended and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These RSUs will generally vest ratably on the first three anniversaries of the grant date. The value reflects the RSU’s grant date fair value as of March 1, 2021 (computed in accordance with FASB ASC Topic 718) of $18.58 for all NEO’s except Mr. Aga. The value reflects the RSUs’ grant date fair value as of August 16, 2021 (computed in accordance with FASB ASC Topic 718) of $18.70 for Mr. Aga.

(4)

This column reflects the SAR component of the 2021 LTIP awards granted to the NEOs, which were granted under our 2013 Equity and Incentive Compensation Plan, as amended and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These SARs will generally vest ratably over three years and expire 10 years from the date of grant. On March 1, 2021, SARs were granted with a strike price of $18.58, the Company’s grant date stock price, to all NEO’s except for Mr. Aga, who did not receive a SAR grant in 2021.

(5)	Mr. Aga’s AIP target is pro-rated based on his hire date of August 16, 2021.

(6)	Mr. Minan did not receive a grant in 2021 due to his planned retirement.

Outstanding Equity Awards at 2021 Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards for the NEOs as of December 31, 2021:

Name	Option Awards (1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

F. Nicholas Grasberger III

	0	79,056	$18.58	3/1/2031

	101,636	203,272	$10.29	3/10/2030

	57,996	28,998	$22.51	3/6/2029

	93,232	0	$19.80	3/2/2028

	134,585	0	$13.70	3/3/2027

	281,570	0	$7.00	5/6/2026

	243,579	0	$16.53	5/8/2025

	84,290	0	$25.11	8/1/2024

	51,900	0	$23.25	4/7/2024

	65,872	0	$22.70	5/10/2023

					118,128	$1,973,919

							22,296	$372,558

Anshooman Aga

	0	0	$0.00	N/A

					59,894	$1,000,829

							0	$0

David Stanton

	0	18,838	$18.58	3/1/2031

	21,085	42,172	$10.29	3/10/2030

					23,044	$385,065

							2,657	$44,390

Russell C. Hochman

	0	19,370	$18.58	3/1/2031

	20,774	41,548	$10.29	3/10/2030

	10,776	5,389	$22.51	3/6/2029

	17,102	0	$19.80	3/2/2028

	19,848	0	$13.70	3/3/2027

	25,955	0	$7.00	5/6/2026

	18,710	0	$16.53	5/8/2025

	7,258	0	$25.93	5/9/2024

					25,704	$429,514

							2,732	$45,643

Wendy A. Livingston

	0	16,790	$18.58	3/1/2031

	6,842	13,684	$14.89	10/19/2030

					16,934	$282,967

							2,368	$39,565

Name	Option Awards (1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Peter F. Minan

	30,335	60,672	$10.29	3/10/2030

	16,806	8,403	$22.51	3/6/2029

	27,550	0	$19.80	3/2/2028

	39,968	0	$13.70	3/3/2027

	83,618	0	$7.00	5/6/2026

	72,335	0	$16.53	5/8/2025

	12,401	0	$20.48	11/25/2024

					21,831	$364,796
							0	$0
(1)	These columns reflect the following awards:
(a)	For Mr. Grasberger, Mr. Stanton, Mr. Hochman and Ms. Livingston (the first entry in these columns), the SARs granted on March 1, 2021;
(b)	For Mr. Grasberger, Mr. Stanton and Mr. Hochman (the second entry in these columns), and for Mr. Minan (the first entry in these columns), the SARs granted on March 10, 2020;
(c)	For Ms. Livingston, (the second entry in these columns), the SARs granted on October 19, 2020;
(d)	For Mr. Grasberger and Mr. Hochman (the third entry in these columns), and for Mr. Minan (the second entry in these columns), the SARs granted on March 6, 2019;
(e)	For Mr. Grasberger and Mr. Hochman (the fourth entry in these columns), and for Mr. Minan (the third entry in these columns), the SARs granted on March 2, 2018;
(f)	For Mr. Grasberger and Mr. Hochman (the fifth entry in these columns), and for Mr. Minan (the fourth entry in these columns), the SARs granted on March 3, 2017;
(g)	For Mr. Grasberger and Mr. Hochman (the sixth entry in these columns), and for Mr. Minan (the fifth entry in these columns), the SARs granted on May 6, 2016;
(h)	For Mr. Grasberger and Mr. Hochman (the seventh entry in these columns), and for Mr. Minan (the sixth entry in these columns), the SARs granted on May 8, 2015;
(i)	For Mr. Minan (the seventh entry in these columns), the SARs granted on November 25, 2014;
(j)	For Mr. Grasberger (the eight entry in these columns), the SARs granted on August 1, 2014;
(k)	For Mr. Hochman (the eight entry in these columns), the SARs granted on May 9, 2014;
(l)	For Mr. Grasberger (the ninth entry in these columns), the SARs granted on April 7, 2014; and
(m)	For Mr. Grasberger (the tenth entry in these columns), the SARs granted on May 10, 2013.

2013 SARs grants generally vest and become exercisable in five equal installments on the first five anniversaries of the date of grant. The 2014 and later SARs grants generally vest and become exercisable in three equal installments on the first three anniversaries of the date of grant. The exercise prices for the SARs granted in 2013 and later are equal to the closing price of our Common Stock on the date of grant, except the March 10, 2020 where the strike price was set at $10.29 and the grant date stock price was $8.05. 2013 and later SARs grants were made pursuant to the 2013 Plan.

(2)	The stock awards reflected in this column consist of:
(a)	The following numbers of RSUs granted to Mr. Aga on August 16, 2021, which in each case will generally vest one-third annually over three years after the grant date: 59,894 RSUs;

(b)

The following numbers of RSUs granted to Mr. Grasberger, Mr. Stanton, Mr. Hochman and Ms. Livingston on March 1, 2021, which in each case will generally vest one-third annually over three years after the grant date: Mr. Grasberger, 44,591 RSUs; Mr. Stanton, 10,626 RSUs; Mr. Hochman, 10,926 RSUs; Ms. Livingston, 9,471 RSUs;

(c)	The following numbers of RSUs granted to Ms. Livingston on October 19, 2020, which in each case will generally vest one-third annually over three years after the grant date: 11,194 RSUs;

(d)

The following numbers of RSUs granted to Mr. Grasberger, Mr. Stanton, Mr. Hochman, and Mr. Minan on March 10, 2020, which in each case will generally vest one-third annually over three years after the grant date: Mr. Grasberger, 89,784 RSUs; Mr. Stanton, 18,627 RSUs; Mr. Hochman, 18,352 RSUs; Mr. Minan, 26,798 RSUs; and

(e)

The following numbers of RSUs granted to Mr. Grasberger, Mr. Hochman, and Mr. Minan on March 6, 2019, which in each case will generally vest one-third annually over three years after the grant date: Mr. Grasberger, 27,362 RSUs; Mr. Hochman, 5,085 RSUs; Mr. Minan, 7,930 RSUs.

(3)	The market value was computed by multiplying the closing market price of our stock on December 31, 2021 ($16.71) by the number of RSUs and estimated shares in the previous column.

(4)	The stock awards reflected in this column consist of PSUs based on:

(a)

An estimate of below threshold performance for target grants of 119,712, 18,627, 18,352, and 26,798 PSUs made to Mr. Grasberger, Mr. Stanton, Mr. Hochman, and Mr. Minan, respectively, on March 10, 2020, and 11,194 made to Ms. Livingston on October 19, 2020 which will generally “cliff” vest on December 31, 2020 based on performance for the three-year period ended December 31, 2022; and

(b)

An estimate of at threshold performance for target grants of 89,182, 10,626, 10,926 and 9,471 PSUs made to Mr. Grasberger, Mr. Stanton, Mr. Hochman, and Ms. Livingston, respectively, on March 1, 2021, which will generally “cliff” vest on December 31, 2021 based on performance for the three-year period ended December 31, 2023.

(5)

The market value reflects a zero market value for the PSUs for all grants issued with a three-year performance period ending December 31, 2022 since it is anticipated that no payout will occur due to a below threshold performance attainment and a market value based on the closing market price of our stock on December 31, 2021 ($16.71) multiplied by the number of PSUs (25% of the target amount) for all PSUs granted on March 1, 2021 for all NEO’s except Mr. Aga and Mr. Minan as they did not receive a PSU grant in 2021.

2021 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#) (4)	Value Realized on Exercise ($) (4)	Number of Shares Acquired on Vesting (#)(1), (2)	Value Realized on Vesting ($)(3)
F. Nicholas Grasberger III	-	-	57,987	$1,018,303
Anshooman Aga	-	-	0	$0
David Stanton	-	-	6,209	$112,383
Russell C. Hochman	15,570	$235,659	11,297	$198,703
Wendy A. Livingston	-	-	3,731	$63,315
Peter F. Minan	-	-	17,146	$301,194
(1)

The number of shares in this column consists of the shares earned in settlement of the time-based portion of the LTIP awards, which pursuant to the terms of the 2013 Equity and Incentive Compensation Plan, as follows:

(a)

Mr. Grasberger’s shares consisted of three RSU grants, one grant of 14,378 RSUs vested on March 2, 2021, at a fair market value of $17.02; the second grant of 13,681 RSUs vested on March 6, 2021, at a fair market value of $16.95; and the third grant of 29,928 RSUs vested on March 10, 2021, at a fair market value of $18.10.

(b)	Mr. Stanton’s shares consisted of one RSU grant of 6,209 RSUs vested on March 10, 2021, at a fair market value of $18.10.

(c)

Mr. Hochman’s shares consisted of three RSU grants, one grant of 2,638 RSUs vested on March 2, 2021, at a fair market value of $17.02; the second grant of 2,542 RSUs vested on March 6, 2021, at a fair market value of $16.95; and the third grant of 6,117 RSUs vested on March 10, 2021, at a fair market value of $18.10.

(d)	Ms. Livingston’s shares consisted of one RSU grant of 3,731 RSUs vested on October 19, 2021, at a fair market value of $16.97.

(b)

Mr. Minan’s shares consisted of three RSU grants, one grant of 4,249 RSUs vested on March 2, 2021, at a fair market value of $17.02; the second grant of 3,965 RSUs vested on March 6, 2021, at a fair market value of $16.95; and the third grant of 8,932 RSUs vested on March 10, 2021, at a fair market value of $18.10.

(e)	Mr. Aga did not have any awards vest during 2021.

(2)

On December 31, 2021, the performance share units granted in 2019 with vesting conditioned on Harsco’s TSR performance relative to the S&P 600 Industrials Index for the 3-year period from 2019 through 2021 ended. Harsco’s TSR for the period was at the 7th percentile of the Index, resulting in no payout earned based on the 2019 grant.

(3)	For the RSUs, the value realized on vesting was calculated using the fair market value based on the closing stock prices of our Common Stock on the respective vesting dates.

(4)

Mr. Hochman exercised one SARs tranche during 2021 namely, 15,570 SARs corresponding to the May 6, 2016 grant. The value realized at the time of the exercise is calculated by multiplying the number of SARs upon exercise by the difference between the closing price of our Common Stock at the time of the transaction (10,380 times $21.77, exercised on February 23, 2021, and 5,190 times $22.87, exercised on May 17, 2021) and the closing price of our Common Stock on the date of grant ($7.00 grant date fair value for the May 6, 2016 grant).

2021 Pension Benefits

None of our NEOs are covered under the Harsco Employees’ Pension Plan (the “HEPP”), therefore no future payments are expected.

2021 Nonqualified Deferred Compensation Table

The following table describes the nonqualified deferred compensation of the NEOs:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

F. Nicholas Grasberger III
	Non-Qualified Restoration Plan	$0	$49,742	$69,339	$0	$618,478

Anshooman Aga
	Non-Qualified Restoration Plan	$0	$5,015	$0	$0	$5,015

David Stanton
	Non-Qualified Restoration Plan	N/A	N/A	N/A	N/A	N/A

Russell C. Hochman
	Non-Qualified Restoration Plan	$0	$14,728	$34,226	$0	$165,634

Wendy A. Livingston
	Non-Qualified Restoration Plan	$0	$7,347	$78	$0	$7,426

Peter F. Minan
	Non-Qualified Restoration Plan	$0	$16,528	$37,410	$0	$238,557
(1)

This column reflects amounts contributed by us to the bookkeeping account maintained for each applicable NEO under our NQ RSIP. The NQ RSIP is an unfunded plan, and contributions are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which participants are entitled. The amounts reported in this column are reported as compensation for 2021 in the 2021 Summary Compensation Table under the “All Other Compensation” column.

(2)

Aggregate earnings/(losses) in 2021 include (a) earnings/(losses) on the bookkeeping account maintained for the applicable NEO under the NQ RSIP, credited at the same rates of return as those applicable to the investment fund(s) selected by the NEO under the RSIP; and (b) as applicable, dividend equivalents credited to the portion of each applicable NEOs’ bookkeeping account, if any, deemed to be invested in the Harsco Corporation Stock fund under the NQ RSIP. The investment options available under the NQ RSIP are substantially consistent with those available under the RSIP. Because there were no preferential earnings/(losses) on deferred compensation during fiscal year 2021, none of the amounts reported in this column are reported as compensation for 2021 in the Summary Compensation Table.

(3)

Amounts reflect the value of the bookkeeping account maintained for each applicable NEO under the NQ RSIP, determined based on the value of the investment fund(s) to which such account is deemed to be allocated. The following amounts are included in the fiscal year-end balance and, for NEOs that were included in the fiscal 2020 proxy disclosure, were previously reported in the 2020 Summary Compensation Table as compensation: Mr. Grasberger, $42,965; Mr. Hochman, $11,666; for Mr. Aga, Mr. Stanton and Ms. Livingston, no amounts were reported in the fiscal 2020; and Mr. Minan, $17,916. The year-end aggregate balance for the NEOs as reported on the 2020 proxy disclosure, which are included in 2020 aggregate balance, were as follows: Mr. Grasberger, $499,397; Mr. Hochman, $116,680; Mr. Aga, Mr. Stanton and Ms. Livingston did not participate in the Harsco NQ RSIP; Mr. Minan, $184,620.

CEO Pay Ratio Disclosure

Pursuant to Section 953(b) of the Dodd-Frank Act, the SEC issued the “Pay Ratio” disclosure rule under Item 402(u) of Regulation S-K requiring companies to disclose the ratio of annual total compensation for their Principal Executive Officer to that of the employee identified as the Company’s median compensated individual.

We determined that the 2021 annual total compensation of the individual identified as the Company’s median compensated individual (excluding the CEO) was $57,942, the annual total compensation of Mr. Grasberger was $5,393,717 and the ratio between the two was 93:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Methodology for Selecting the Median Employee

The SEC rules permit a company to use the same median employee identified in the first year of the required three-year recalculation period if there are no changes that would significantly affect the pay ratio disclosure. We did not engage in any significant acquisition or divestiture activity that would significantly affect our pay ratio disclosure. As such, the median employee used for 2021 is the same employee as identified in 2020, when we used the following methodology:

We selected October 1, 2020 as our determination date and used foreign exchange rates effective on September 30, 2020. We applied the five percent (5%) “de minimis” allowance to exclude the following countries from our employee population totaling 4.9%:

•	Egypt: 561 employees or 4.6% of 12,141; and
•	Turkey: 34 employees or 0.3% of 12,141.

The total population used for the “de minimis” exception prior to these exclusions is 12,141, with 4,119 being U.S. based employees, and 8,022 being non-U.S. employees. After applying the five percent (5%) “de minimis” exclusion, the total population is 11,546.

In selecting the median employee, we utilized a valid statistical sampling approach to identify a cluster of employees within 10% of the median, using a consistently applied compensation measure of annual base pay. To determine annual base pay for our hourly and our part-time employee population, we used reasonable assumptions to calculate the actual hours worked. From the cluster of employees at or near the median, we selected a median employee that best represented our overall employee population.

Putting the Ratio in Context

As discussed in the CD&A of this proxy, we target pay and benefits at competitive levels based on the job duties and location of the employee. It is our philosophy to offer total remuneration opportunities that actively support recruiting, motivating and retaining talented employees at all levels within our organization.

Our workforce is global – we have employees located in 35 countries around the world. Our international employee footprint is driven by the needs of our clients, with the majority of our employees working at client sites outside of the United States. As such, when interpreting our pay ratio results, it is important to keep in mind that pay practices vary by country based on client contract terms, local statutory requirements, cost of living and applicable local market competitive pay practices.

Lastly, total compensation for our Senior Executives is comprised of a significant portion that varies based on financial and stock price performance of the Company. Eighty two percent (82%) of our CEO’s total pay varies with performance while the majority of pay for our median employee (eighty percent (80%)) is fixed base salary and overtime. The equity portion of the CEO’s pay used in the pay ratio calculation reflects his “opportunity” and the actual value of these awards will vary based on stock price and performance.

Termination or Change in Control Arrangements

We have entered into agreements with and maintain plans that will require us to provide compensation to certain of our NEOs in the event of a termination of employment, including as the result of a change in control.

Set forth below are tables, one for each NEO who remained an officer as of December 31, 2021, showing our payment obligations following the potential termination of the officer’s employment with us, including as the result of a change in control. The amounts disclosed below in each table are estimates only and do not necessarily reflect the actual amounts that would be paid to the officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under various arrangements assuming that the termination event occurred on December 31, 2021.

Termination as a Result of

	Change in Control (3)	For Cause or Voluntary (4)	Involuntary not for Cause (5)	Death or Disability (6)	Retirement (8)
Compensation
Unpaid base salary through date of termination	✓	✓	✓	✓	✓
Unpaid non-equity incentive plan compensation	✓		✓	✓	✓
Unpaid long-term incentives
Restricted Stock Units
Vested	✓	✓	✓	✓	✓
Unvested and accelerated (1)	✓			✓	✓
Stock Options
Vested	✓	✓	✓	✓	✓
Unvested and accelerated (2)	✓
Stock Appreciation Rights
Vested	✓	✓	✓	✓	✓
Unvested and accelerated (1)	✓			✓	✓
Performance Shares	✓			✓	✓
Unpaid deferred compensation	✓	✓	✓	✓	✓
Multiple of base salary and target incentive award	✓
Benefits and perquisites
Defined benefit pension plan	✓	✓	✓	✓	✓
401(k) savings plan	✓	✓	✓	✓	✓
Supplemental retirement benefit plan	✓	✓	✓	✓	✓
Life insurance proceeds				✓ (7)
Accrued but unpaid vacation	✓	✓	✓	✓

(1)

Pursuant to the terms of each RSU and SAR award agreement, RSUs and SARs granted to our NEOs immediately vest and become non-forfeitable upon the executive’s death, disability or retirement on or after the specified retirement age (age 62). In addition, RSUs and SARs granted to our NEOs under the 1995 Plan immediately vest and become non-forfeitable upon a change in control (as defined in the 1995 Plan). RSUs and SARs granted to our NEOs under the 2013 Plan immediately vest and become non-forfeitable upon the executive’s qualifying termination following a change in control (as defined in the 2013 Plan).

(2)	The stock options granted to certain of our NEOs in 2011 automatically accelerate and become vested upon a change in control.
(3)

In accordance with the terms of the change in control severance agreements entered into by and between us and certain of our NEOs (each, a “CIC Agreement”), Messrs. Grasberger, Aga, Stanton, Hochman, and Ms. Livingston will each be entitled to the payments described below if such executive’s employment is terminated by us or by them under the circumstances described below during the three-year period following the date on which a “change in control” (as defined in the CIC Agreement) occurs (which we refer to as the “Protection Period”):

•

Termination due to death or disability (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) as of the date of termination, including:

•

the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of the change in control through the date of termination (the “Highest Base Salary”);

•	a pro-rata target annual incentive compensation payment for the year of termination; and

•

any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us and any accrued vacation pay not yet paid by us (we refer to the amounts in these three sub-bullets as the “Accrued Obligations”).

•

Termination for “cause” (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us;

•

Termination by the executive other than for “good reason” (as defined in the CIC Agreement), including by reason of retirement: the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

•	Termination by us (other than for “cause,” death or disability) or termination by the executive for “good reason”: we shall pay the executive the aggregate of the following amounts:

•

the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated annual incentive compensation through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the year in which the date of termination occurs, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due;

•	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

•

a lump sum severance payment in an amount equal to a multiple of the executive’s Highest Base Salary and target annual incentive compensation in effect for the year in which the date of termination occurs. The multiple is three times base salary and target incentive compensation in the case of Mr. Grasberger, and two times base salary and target incentive compensation in the case of Messrs. Aga, Stanton, Hochman and Ms. Livingston.

The payments described above and shown in the individual tables below may be subject to reduction to avoid the imposition of golden parachute excise taxes in certain cases. No downward adjustments have been estimated or reflected in the individual tables below. No NEO is entitled to a gross-up payment to offset any golden parachute excise taxes or related taxes that may be owed as a result of the NEO’s receipt of compensation from the Company.

The individual tables below set forth the present value of lump sum payments for Accrued Obligations and the other payments described above based on 2021 salaries and 2021 target annual incentive compensation, assuming the triggering event occurred on December 31, 2021 during a Protection Period.

(4)

The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated for cause or voluntarily on December 31, 2021 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO). In the case of a voluntary termination, both qualified pension plan and SERP benefits are payable.

(5)

The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated involuntarily without cause on December 31, 2021 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(6)

The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s death or disability occurred on December 31, 2021 and (b) that such death or disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(7)	Life insurance proceeds are payable only in the event of the executive’s death (not disability).

(8)

The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer retired on December 31, 2021 and (b) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

The following table describes the potential compensation upon termination or a change in control for F. Nicholas Grasberger III, our Chairman, President & CEO, assuming such events occurred at December 31, 2021:

	Termination as a Result of

Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($) (1)	Involuntary not for Cause ($)	Death ($) (2)	Disability ($) (2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid long-term incentives (4)
RSUs (unvested and accelerated)	-0-	1,973,919	-0-	-0-	1,973,919	1,973,919	-0-
SARs (unvested and accelerated)	-0-	1,305,006	-0-	-0-	1,305,006	1,305,006	-0-
PSUs	-0-	4,405,057	-0-	-0-	4,405,057	4,405,057	-0-
Multiple of Base Salary	-0-	2,840,559	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	3,124,615	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	618,478	618,478	618,478	618,478	618,478	618,478	618,478
RSIP	461,089	461,089	461,089	461,089	461,089	461,089	461,089
Benefits and perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	800,000	-0-	-0-
Total:	1,079,567	14,728,723	1,079,567	1,079,567	9,563,549	8,763,549	1,079,567
(1)	If Mr. Grasberger were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.
(2)	The amounts payable to Mr. Grasberger due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.
(3)

Assumes all non-equity incentive plan compensation earned for 2021, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table, has been earned as of December 31, 2021, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Anshooman Aga, our Senior Vice President & CFO, assuming such events occurred at December 31, 2021:

	Termination as a Result of

Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($) (1)	Involuntary not for Cause ($)	Death ($) (2)	Disability ($) (2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid long-term incentives (4)
RSUs (unvested and accelerated)	-0-	1,000,829	-0-	-0-	1,000,829	1,000,829	-0-
SARs (unvested and accelerated)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
PSUs	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	1,120,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	896,000	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	5,015	5,015	5,015	5,015	5,015	5,015	5,015
RSIP	13,749	13,749	13,749	13,749	13,749	13,749	13,749
Benefits and perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	800,000	-0-	-0-
Total:	18,764	3,035,593	18,764	18,764	1,819,593	1,019,593	18,764
(1)	If Mr. Aga were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.
(2)	The amounts payable to Mr. Aga due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.
(3)

Assumes all non-equity incentive plan compensation earned for 2021, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table, has been earned as of December 31, 2021, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for David Stanton, our Senior Vice President and Group President Clean Earth, assuming such events occurred at December 31, 2021:

	Termination as a Result of

Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($) (1)	Involuntary not for Cause ($)	Death ($) (2)	Disability ($) (2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid long-term incentives (4)
RSUs (unvested and accelerated)	-0-	385,065	-0-	-0-	385,065	385,065	-0-
SARs (unvested and accelerated)	-0-	270,744	-0-	-0-	270,744	270,744	-0-
PSUs	-0-	488,818	-0-	-0-	488,818	488,818	-0-
Multiple of Base Salary	-0-	1,030,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	772,500	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
RSIP	61,846	61,846	61,846	61,846	61,846	61,846	61,846
Benefits and perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	800,000	-0-	-0-
Total:	61,846	3,008,973	61,846	61,846	2,006,473	1,206,473	61,846
(1)	If Mr. Stanton were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.
(2)	The amounts payable to Mr. Stanton due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.
(3)

Assumes all non-equity incentive plan compensation earned for 2021, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table, has been earned as of December 31, 2021, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Russell C. Hochman, our Senior Vice President & General Counsel, Chief Compliance Officer & Corporate Secretary, assuming such events occurred at December 31, 2021:

	Termination as a Result of

Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($) (1)	Involuntary not for Cause ($)	Death ($) (2)	Disability ($) (2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid long-term incentives (4)
RSUs (unvested and accelerated)	-0-	429,514	-0-	-0-	429,514	429,514	-0-
SARs (unvested and accelerated)	-0-	266,738	-0-	-0-	266,738	266,738	-0-
PSUs	-0-	616,683	-0-	-0-	616,683	616,683	-0-
Multiple of Base Salary	-0-	974,380	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	633,347	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	165,634	165,634	165,634	165,634	165,634	165,634	165,634
RSIP	648,459	648,459	648,459	648,459	648,459	648,459	648,459
Benefits and perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	800,000	-0-	-0-
Total:	814,093	3,734,755	814,093	814,093	2,927,028	2,127,028	814,093
(1)	If Mr. Hochman were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.
(2)	The amounts payable to Mr. Hochman due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.
(3)

Assumes all non-equity incentive plan compensation earned for 2021, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table, has been earned as of December 31, 2021, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Wendy A. Livingston, our Senior Vice President and Chief Human Resources Officer, assuming such events occurred at December 31, 2021:

	Termination as a Result of

Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($) (1)	Involuntary not for Cause ($)	Death ($) (2)	Disability ($) (2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid long-term incentives (4)
RSUs (unvested and accelerated)	-0-	282,967	-0-	-0-	282,967	282,967	-0-
SARs (unvested and accelerated)	-0-	24,905	-0-	-0-	24,905	24,905	-0-
PSUs	-0-	345,312	-0-	-0-	345,312	345,312	-0-
Multiple of Base Salary	-0-	844,600	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	548,990	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	7,426	7,426	7,426	7,426	7,426	7,426	7,426
RSIP	40,141	40,141	40,141	40,141	40,141	40,141	40,141
Benefits and perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	800,000	-0-	-0-
Total:	47,567	2,094,341	47,567	47,567	1,500,751	700,751	47,567
(1)	If Ms. Livingston were terminated during the Protection Period for cause, she would receive the payment shown for termination as a result of cause in a non-change in control scenario.
(2)	The amounts payable to Ms. Livingston due to her death or disability during the Protection Period would match the amounts payable to her for such occurrences outside of the Protection Period.
(3)

Assumes all non-equity incentive plan compensation earned for 2021, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table, has been earned as of December 31, 2021, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

Equity Compensation Plan Information (as of December 31, 2021)

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,075,337	(1)	$15.06	2,801,400	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	4,075,337	(1)	$15.06	2,801,400	(2)
(1)

Includes 2,394,055 SARs outstanding, 712,844 RSUs outstanding and 968,438 PSUs outstanding, in each case as of December 31, 2021. The SARs have a weighted average remaining term of 5.73 years. Based on our December 31, 2021 closing stock price of $16.71 per share, 1,599,645 SARs outstanding are in-the-money and 515,866 shares would be issuable for our outstanding SARs as of December 31, 2021. Additionally, based on our calculated total stockholder return, zero shares would be issuable for our outstanding PSUs as of December 31, 2021.

(2)

Plans include the 1995 Executive Incentive Compensation Plan, the 1995 Non-Employee Directors’ Stock Plan, the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan, and the 2013 Equity and Incentive Compensation Plan, as amended. As of December 31, 2021, 429,546 and 2,371,854 shares remained available for future issuance under the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan and the 2013 Equity and Incentive Compensation Plan, respectively. All of the shares under the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan are available for full-value awards granted under such plan, while 1,799,511 shares are available for full-value awards granted under the 2013 Equity and Incentive Compensation Plan. No shares remain available for future issuance under the 1995 Executive Incentive Compensation Plan or the 1995 Non-Employee Directors’ Stock Plan.

Proposal 3: Vote, on an Advisory Basis, to Approve Named Executive Officer Compensation

In accordance with the Dodd-Frank Act and related SEC rules, and as required under Section 14A of the Exchange Act, our Board has adopted a policy of providing an annual stockholder vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement.

Response to Previous Say-on-Pay Votes

Stockholders voted strongly in support of Harsco’s executive compensation programs in 2021 with approximately 98% of votes cast in support of the program. We believe the continued support demonstrates that we are committed to attaining the highest levels of stockholder support for our executive compensation programs and that we respect input from our stockholders and take their concerns seriously.

As described in detail under “Compensation Discussion & Analysis,” our executive compensation program’s primary objective is aligning our executives’ pay with the interests of our stockholders. The program is also designed to reward short- and long-term financial, strategic and operational business results, while facilitating the Company’s need to attract, motivate, develop and retain highly-qualified executives who are critical to our long-term success.

We have many compensation practices that help ensure that our compensation programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Compensation Discussion & Analysis” and include:

•	Tie a significant amount of executive pay to Company performance;

•	Reward for business unit, corporate, and individual performance;

•	Maintain a clawback policy in the event of a material financial restatement;

•	Prohibit hedging and short sales;

•	Utilize an independent compensation advisor and review performance and independence annually;

•	Conduct an annual risk review and make program changes as necessary;

•	Require a “double trigger” for severance payments upon a change in control; and

•	Maintain substantial stock ownership guidelines and stock holding requirements for Directors and executive officers that promote alignment of their interests with our stockholders’ interests.

Please read the “Compensation Discussion & Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2021 compensation of our NEOs.

We are asking our stockholders to support our NEO compensation as described in this Proxy Statement. This proposal gives you, as a stockholder, the opportunity to express your views on our NEOs’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement. Our MD&C Committee and our Board believe our overall program effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Harsco Corporation’s stockholders approve, on an advisory basis, the compensation paid to Harsco Corporation’s Named Executive Officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, the Executive Compensation Tables and related narrative discussion.”

Required Vote: Our NEO compensation as disclosed in this Proxy Statement will be approved if it receives more votes “FOR” than votes “AGAINST.” Abstentions will have the effect of votes “AGAINST” with respect to this proposal and broker “non-votes” are not considered as votes cast with respect to this proposal and therefore will have no effect on the outcome.

This vote on NEO compensation is advisory, and therefore will not be binding on the Company, our MD&C Committee or our Board. However, our Board and MD&C Committee value our stockholders’ opinions. If a significant percentage of our stockholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Human Resources Department and MD&C Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2023 Annual Meeting of Stockholders.

The Board recommends that you vote “FOR” the approval, on an advisory basis, of our Named Executive Officer compensation as disclosed in this Proxy Statement.

Transactions with Related Persons

For the fiscal year ended December 31, 2021, there were no transactions with the Company in which any related person had a direct or indirect material interest that would be required to be disclosed pursuant to Item 404 of Regulation S-K, nor were any such transactions planned.

Policies and Procedures Regarding Transactions with Related Persons

Our policies and procedures regarding related person transactions are set forth in writing in the Governance Committee Charter and in our Code of Conduct. As set forth in its charter, the Governance Committee is generally responsible for reviewing and approving all material transactions with any related person. Related persons include any of our Directors, Director nominees or executive officers and certain of our stockholders, and their immediate family members. Copies of the Governance Committee’s Charter and our Code of Conduct are available at the Corporate Governance section of our website at www.harsco.com/corporate-governance. Approval of related person transactions by our full Board may also be warranted under certain circumstances (for example, to allow for approval of a related person transaction by a majority of disinterested Directors).

To identify related person transactions, each year we submit and require our Directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or Director (or their family members) has an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our Directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which could present a conflict between our interests and their own personal interests.

Our Directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly-held corporations when the investment results in less than a 1% ownership interest. In addition, Directors, officers and employees must not accept personal favors or benefits from those dealing with us that could influence or could give the impression of influencing their business judgment. Our Code of Conduct, which applies to each of our Directors, officers and employees, sets forth our expectations regarding potential and actual conflicts of interest. The section of the Code of Conduct entitled “My Commitment to the Company” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring.

Executive Development and Succession

The executive development process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are made based on executives’ qualifications and readiness for the position. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves a competitive advantage.

Each year, our MD&C Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board annually reviews the results of the leadership capability and succession process with the Chairman, President & CEO in executive session.

Compensation Committee Interlocks and Insider Participation

Messrs. Everitt, Longhi, Purvis and Quinn, and Ms. Eddy served as members of our MD&C Committee during 2021. None of them served as one of our officers or employees or as an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other Director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

None of the members of our MD&C Committee has a relationship with us that is required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

Other Matters

Householding of Proxy Materials

We and some brokers “household” the Letter from our Chairman & CEO, Annual Report on Form 10-K and other proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Letter from our Chairman & CEO and Annual Report on Form 10-K, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

Stockholder Proposals and Nominations for Presentation at 2023 Annual Meeting of Stockholders

The 2023 Annual Meeting of Stockholders is expected to be held on April 19, 2023. If one of our stockholders wishes to submit a proposal for consideration at the 2023 Annual Meeting of Stockholders, such proposal must be received at our executive offices no later than November 10, 2022 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2023 Annual Meeting of Stockholders. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2023 Annual Meeting of Stockholders in accordance with our by-laws if written notice is mailed and received at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (i.e., not later than January 20, 2023); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if the first public announcement or notice of the date of such annual meeting is made or given to stockholders less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever first occurs.

In order to nominate a candidate for election as a Director at the 2023 Annual Meeting of Stockholders, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 20, 2023. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act by providing notice to the Company by such date, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.

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2022 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1.	Election of Directors:												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - J. F. Earl	☐	☐	☐	02 - K. G. Eddy	☐	☐	☐	03 - D. C. Everitt	☐	☐	☐
	04 - F. N. Grasberger III	☐	☐	☐	05 - C. I. Haznedar	☐	☐	☐	06 - M. Longhi	☐	☐	☐
	07 - E. M. Purvis, Jr.	☐	☐	☐	08 - J. S. Quinn	☐	☐	☐	09 - P. C. Widman	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2022.	☐	☐	☐	3.	Vote, on an advisory basis, to approve named executive officer compensation.	☐	☐	☐

					.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

⬛	∎	1 P C F	+

03KP1C

The 2022 Annual Meeting of Stockholders of Harsco Corporation will be held on

Wednesday, April 20, 2022 at 9:00 a.m. Eastern Time, virtually via the Internet at https://meetnow.global/MDSMJHS.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/hsc.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Harsco Corporation

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – April 20, 2022

F. N. Grasberger III, C. I. Haznedar and D. C. Everitt, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Harsco Corporation to be held on April 20, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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